UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________________________________________

FORM 8-K/A

AMENDMENT NO. 1 TO
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

___________________________________________________________________

Date of Report (Date of earliest event reported): May 31, 2007

WaferGen Bio-systems, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	333-136424	20-3699764
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Bayside Technology Center 46571 Fremont Blvd. Fremont, CA	94538
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 651-4450

9454 Wilshire Blvd., Suite 301 Beverly Hills, CA 90212
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

AMENDMENT NO. 1 TO
CURRENT REPORT ON FORM 8-K/A

WAFERGEN BIO-SYSTEMS, INC.

Page

Item 1.01	Entry into a Material Definitive Agreement	2

Item 2.01	Completion of Acquisition or Disposition of Assets	3

	Merger	3
	Description of Our Company	5
	Description of Business	6
	Management’s Discussion and Analysis or Plan of Operations	15
	Risk Factors	23
	Security Ownership of Certain Benficial Owners and Management	38
	Certain Relationships and Related Transactions	46

Item 3.02	Unregistered Sales of Equity Securities	48

Item 5.01	Changes in Control of Registrant.	55

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers	55

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year	55

Item 5.06	Change in Shell Company Status	55

Item 9.01	Financial Statements and Exhibits	55

EXPLANATORY NOTE

This Amendment No.1 on Form 8-K/A to the WaferGen Bio-systems, Inc. Form 8-K originally filed with the Securities and Exchange Commission on June 5, 2007 (the “Form 8-K”) amends and restates the Form 8-K in its entirety to correct certain errors including, without limitation, correcting the beneficial ownership of the former stockholders of WaferGen, Inc. to reflect that, for a period of two years, 5% of the shares of WBSI common stock issuable to such persons in the Merger will be held in escrow to secure certain indemnification obligations. Pursuant to the applicable escrow agreement, Alnoor Shivji, has the sole voting power over all of such shares while they are held in escrow.

Item 1.01	Entry into a Material Definitive Agreement

The Merger

On May 31, 2007, WaferGen Bio-systems, Inc., a Nevada corporation (“WBSI”), entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) by and among WBSI, WaferGen, Inc., a privately held Delaware corporation (“WaferGen”), and WaferGen Acquisition Corp., a newly formed, wholly-owned Delaware subsidiary of WBSI (“Acquisition Sub”). Upon closing of the merger transaction contemplated under the Merger Agreement (the “Merger”), Acquisition Sub will be merged with and into WaferGen, and WaferGen, as the surviving corporation, became a wholly-owned subsidiary of WBSI.

For a description of the Merger Agreement and the Merger, see the descriptions thereof in Item 2.01 below, which disclosure is incorporated herein by reference.

Prior to the announcement by the Company relating to the possibility of entering into the Merger, there were no material relationships between WBSI or WaferGen, or any of their respective affiliates, directors or officers, or any associates of their respective officers or directors.

Item 2.01	Completion of Acquisition or Disposition of Assets

Merger

The Merger. On May 31, 2007, WBSI entered into the Merger Agreement with WaferGen and Acquisition Sub. Upon closing of the Merger on May 31, 2007, Acquisition Sub was merged with and into WaferGen, and WaferGen became a wholly-owned subsidiary of WBSI.

Pursuant to the terms and conditions of the Merger Agreement:

•
At the closing of the Merger, each share of WaferGen’s common stock issued and outstanding immediately prior to the closing of the Merger was converted into the right to receive 0.53991522 shares of WBSI’s common stock, and each option and warrant to purchase WaferGen’s common stock was converted on the same basis into, respectively, an option or, in the case of consenting warrant holders, warrants to purchase WBSI’s common stock. An aggregate of 8,214,523 shares of WBSI’s common stock was issued to the holders of WaferGen’s common stock, and an aggregate of 670,035 and 115,442 shares of WBSI’s common stock was reserved for issuance under such WBSI options and warrants, respectively.

•
Immediately following the closing of the Merger, under the terms of a Split-Off Agreement, WBSI transferred all of its pre-Merger operating assets and liabilities to its wholly-owned subsidiary, La Burbuja Leaseco, Inc., a Nevada corporation (“Leaseco”). Thereafter, pursuant to the Split-Off Agreement, WBSI transferred all of the outstanding capital stock of Leaseco to a major stockholder and director of WBSI in exchange for cancellation of 4,277,778 shares of WBSI’s common stock held by such stockholder (the “Split-Off”), which left 7,000,004 shares of WBSI’s common stock held by existing stockholders of WBSI. These shares constituted the part of WBSI’s “public float” prior to the Merger that will continue to represent the shares of WBSI’s common stock eligible for resale without further registration by the holders thereof, until such time as the applicability of Rule 144 or other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), permits additional sales of issued shares, or a further registration statement has been declared effective.

•
In connection with the closing of the Merger, WBSI issued 7,178,444.33 units in a private placement (the “Private Placement”), consisting of an aggregate of 7,178,447 shares of WBSI’s common stock and five-year warrants to purchase an aggregate of an additional 2,153,533 shares of WBSI’s common stock at an exercise price of $2.25 per whole share, at $1.50 per unit. The placement agency agreement for the Private Placement provided that the minimum authorized amount to be issued would be $9,000,000 in units, and the maximum authorized amount would be $12,000,000 in units (subject to increase to $14,400,000 in the discretion of WaferGen and WSBI).

•
Upon the closing of the Merger, Matthew Markin and Maria Maribel Jaramillo De La O, the then-current members of the board of directors of WBSI, resigned and simultaneously therewith a new board of directors was appointed. The new board of directors consists of the four current members of the board of directors of WaferGen (Alnoor Shivji, Victor Joseph, Amjad Huda and Makoto Kaneshiro), and one additional member (Dr. R. Dean Hautamaki).

•
Each of WBSI, WaferGen and Acquisition Sub provided customary representations and warranties, pre-closing covenants and closing conditions in the Merger Agreement. Breaches of these representations and warranties are secured by customary indemnification provisions. The Merger Agreement provides for a post-closing adjustment in an aggregate amount of up to 2,000,000 additional shares of WBSI’s common stock issuable pro rata to WaferGen’s pre-Merger stockholders (but not to investors in the Private Placement) for any breach of the Merger Agreement by WBSI that is discovered during the two-year period following the closing of the Merger. In order to secure the indemnification obligations of the WaferGen stockholders pursuant to the Merger Agreement, 5% of the shares of WBSI’s common stock that WaferGen’s pre-Merger stockholders received in exchange for their shares of WaferGen are being held in escrow for two years pursuant to the terms of an Escrow Agreement, dated as of May 31, 2007, among WBSI, Alnoor Shivji and Gottbetter & Partners, LLP, as Escrow Agent.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement, which is filed as Exhibit 2.1 hereto and incorporated herein by reference.

Following (i) the closing of the Merger, (ii) the closing of the Private Placement for $10,767,666.50, (iii) WBSI’s cancellation of 4,277,778 shares in the Split-Off, and (iv) taking into account a 3.8888889-for-one forward stock split of the WBSI shares that took place on March 2, 2007, there were 22,392,974 shares of WBSI’s common stock issued and outstanding. Approximately 37% of such issued and outstanding shares were held by the former stockholders of WaferGen (including approximately 1.8% that are being held in escrow to secure certain indemnification obligations under the Merger Agreement), approximately 32% were held by the investors in the Private Placement and approximately 31% were held by the pre-Merger stockholders of WBSI.

Pursuant to the terms of the Merger Agreement, WBSI assumed all of WaferGen’s obligations under WaferGen’s outstanding stock options and warrants. At the time of the Merger, WaferGen had outstanding stock options and warrants to purchase an aggregate of 1,241,000 and 213,816 shares of its common stock, respectively, which outstanding options and warrants became stock options and warrants to purchase an aggregate of 670,035 and 115,442 shares of WBSI’s common stock, respectively, after giving effect to the Merger. Neither WBSI nor WaferGen had any other options or warrants to purchase shares of capital stock outstanding immediately prior to the closing of the Merger. WBSI has adopted an equity incentive plan and reserved 2,000,000 shares for issuance as incentive awards to officers, directors, employees and other qualified persons in the future. At the closing of the Merger, WBSI granted options to purchase an aggregate of 800,000 shares of WBSI’s common stock under such plan.

The shares of WBSI’s common stock issued to former holders of WaferGen’s capital stock in connection with the Merger, and the shares of WBSI’s common stock and warrants issued in the Private Placement, were not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated under that section, which exempt transactions by an issuer not involving any public offering. These securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. Certificates representing these shares contain a legend stating the same

As of the date of the Merger Agreement and currently, there are no material relationships between WBSI or any of its affiliates and WaferGen, other than in respect of the Merger Agreement.

Changes Resulting from the Merger. The Company intends to carry on WaferGen’s business as its sole line of business. The Company has relocated its executive offices to Bayside Technology Center, 46571 Fremont Blvd., Fremont, CA 94538 and its telephone number is (510) 651-4450.

The Merger and its related transactions were approved by the holders of a requisite number of shares of WaferGen’s capital stock pursuant to written consents dated as of May 22, 2007. Under Delaware corporate law, WaferGen’s stockholders who did not vote in favor of the Merger may demand in writing, pursuant to the exercise of their appraisal rights, that WaferGen pay them the fair value of their shares. Determination of fair value is based on all relevant factors, except for any appreciation or depreciation resulting from the anticipation or accomplishment of the Merger. At May 31, 2007, no holders of shares of WaferGen’s common stock had indicated their intention to seek appraisal of their shares.

Changes to the Board of Directors and Officers. Upon closing of the Merger, all of the then-current officers and directors of WBSI resigned and were replaced by new officers and directors. Immediately following the closing of the Merger, our board of directors was reconstituted with five members determined as follows: WaferGen had the right to designate four directors, and it designated

Alnoor Shivji, Victor Joseph, Amjad Huda and Makoto Kaneshiro; and WBSI stockholders had the initial right to designate one director reasonably acceptable to WaferGen, and they designated Dr. R. Dean Hautamaki. Following the Merger, our officers consisted of the officers of WaferGen immediately prior to the Merger.

All directors hold office for one-year terms until the election and qualification of their successors. Officers are elected by the board of directors and serve at the discretion of the board.

Accounting Treatment. The Merger is being accounted for as a reverse acquisition and recapitalization of WaferGen for financial accounting purposes. Consequently, the assets and liabilities and the historical operations that will be reflected in the financial statements prior to the Merger will be those of WaferGen and will be recorded at the historical cost basis of WaferGen, and the consolidated financial statements after completion of the Merger will include the assets and liabilities of WBSI and WaferGen, historical operations of WaferGen and operations of WBSI from the closing date of the Merger.

Tax Treatment; Small Business Issuer. The transfer of operating assets and liabilities to Leaseco, coupled with the Split-Off of Leaseco, will result in taxable income to WBSI in an amount equal to the difference between the fair market value of the assets transferred and WBSI’s tax basis in the assets. Any gain recognized, to the extent not offset by WBSI’s net operating losses carry-forwards, if any, will be subject to federal income tax at regular corporate income tax rates.

WBSI will continue to be a “small business issuer,” as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), following the Merger.

Description of Our Company

WBSI was formed as a Nevada corporation on August 4, 2005 for the purpose of establishing small coffee and pastry shops in tourist hotels or areas surrounding tourist hotels at resort destinations throughout Mexico. WBSI has been in the development stage since its inception and had minimal business operations prior to the Merger. Immediately following the Merger, the existing assets and liabilities of WBSI were disposed of pursuant to the Split-Off.

WaferGen is engaged in the development, manufacture and sale of systems for stem cell research and cell biology. WaferGen also plans to develop, manufacture and sell systems for gene expression and genotyping for the life sciences, pharmaceutical drug discovery, biomarker discovery and diagnostic products industries.

After the Merger, WBSI succeeded to the business of WaferGen as its sole line of business.

Description of Business

As used in this Current Report on Form 8-K, all references to the “Company,” “we,” “our” and “us” for periods prior to the closing of the Merger refer to WaferGen, and for periods subsequent to the closing of the Merger refer to WBSI and its subsidiaries.

Company Background

WaferGen was incorporated in the State of Delaware on October 22, 2002. Our offices are located in Silicon Valley in Fremont, California. Since beginning operations in 2003, we have been seeking to develop novel products for cell biology and genetic analysis.

Company Overview

WaferGen intends to develop instruments and other commercial products to serve the genetic analysis segment of the life science industry. Pharmaceutical and biotech companies spent in excess of $55.2 billion in 2006 for new drug discovery. We believe that many of these efforts seek new therapeutic drugs, and that much of this spending will be directed at developments at the molecular level for understanding the expression of specific segments of DNA1 (or genes). The expression of a gene is fundamental in understanding many disease processes and hence, drug efficacy. For example, in the field of oncology greater understanding of gene expression by certain types of cancerous cells has led to the discovery of specific disease biomarkers that allow clinicians more accurate diagnosis, prognosis and treatment options for their patients. Examples of drugs developed by others specifically targeting biomarkers include Herceptin, used in the treatment of breast cancer, and Gleevac, used in the treatment of chronic myelogenous leukemia. We also believe an era of personalized treatment providing options for patients with certain malignancies will expand to other diseases. Researchers are targeting at the molecular level and are focusing attention and research budgets on research tools that help them to develop therapies for other highly prevalent disease states including heart and lung disease, arthritis, and diabetes.

We currently produce and sell our SmartSlide™ System and we are developing a gene expression product, the SmartChip™ System. The SmartSlide™ System provides a controlled environment and physiological conditions for time lapse imaging studies, allowing researchers to characterize, differentiate, and proliferate various cells, as well as providing optimal growth conditions for cells that are difficult to grow, such as stem and primary cells.

Our SmartChip™ System is planned to be an innovative tool to allow scientists, in a single step, to achieve greater sensitivity and accuracy in gene expression than present methods, allowing identification of the full spectrum of expressed genes (rather than only a portion thereof), with the ability to discriminate small changes in expression. The SmartChip™ System’s high density, rapid cycling configuration is expected to provide throughput levels that are expected to deliver clinical research and diagnostic solutions at a fraction of the time and cost currently afforded by existing competing systems.

[1]
DNA: (Deoxyribonucleic acid) - A polymeric molecule consisting of deoxyribonucleotide building blocks that in a double-stranded, double helical form is the genetic material of most organisms. cDNA: - a DNA complementary to a RNA, and synthesized from it in vitro by reverse transcription.

The current market cost of real-time polymerase chain reaction (“real-time PCR”)2, which we believe researchers currently view as the “gold standard” for genetic analysis, is approximately $1.00 - $2.00 per data point. We believe that our development of the SmartChip™ System, which is designed to utilize real-time PCR, will cost approximately $0.03 per acquired data point.

We believe our SmartChip™ System is also capable of achieving time-savings when compared to existing technologies. Research analyzing the whole genome utilizing currently available real-time PCR technology would take weeks to months. Our goal for design and development of our SmartChip™ System is to develop the ability to quantitatively analyze the whole genome with the performance of real-time PCR technology, which, if we succeed, could be as short as a single day, which would represent a significant advancement. In addition, our development of the SmartChip™ System seeks to allow 100,000 data points per chip, which could enable a large number of reactions to run in parallel, thus addressing the unmet needs of the clinical trial market. We believe today’s leading technologies are limited in throughput of 96-well, 384-well, or a single sample.

The SmartChip™ System is expected to utilize semi-conductor, optical and ink jet printing technologies, and novel, customized chemistries ready-built into the content-ready chip, which would facilitate experiments without the need for advanced preparation of the reagents. Based on these innovations, we expect the SmartChip™ System to set new standards in performance, throughput and cost-effectiveness to address the growing and emerging needs of the genetic analysis market (comprised of gene expression and genotyping studies). In addition to pharmaceutical companies, end users are expected to include academic institutions, and agricultural, environmental and governmental agencies.

According to UBS Investment Research Report: Life Sciences, December 11, 2006 and Frost & Sullivan Report - U.S. qRT-PCR Markets - October 5, 2006 Deutsche Bank Research Report - Pharmacogenomics is the ‘new new’ thing in Healthcare, December 11, 2006, and our own estimates, the genetic analysis market had approximately $2.4 billion in worldwide revenues in 2006. Overall growth for the market is forecast at a compound annual growth rate (CAGR) of 10-16% and global revenue is estimated to reach $5.0 billion by 2012.

WaferGen intends to employ a business model that generates revenue from the sale of both instruments and a recurring revenue stream from the sale of consumables, similar to the “razor and razor blade” business model.

We introduced our SmartSlide™ System during 2006 and made our first sales during October 2006. We generated approximately $50,495 of revenue and $2,736,946 of net loss during 2006. The SmartChip™ System is in the development stage and we expect to incur significant additional costs completing development and commercializing this product. Although we have produced a working prototype, we have not produced a commercially available product or made any sales of our SmartChip™ System. Our sales of SmartSlide™ Systems have been sold to several leading research institutions including Abbott Labs, NASA, Harvard University, The Mayo Clinic, Memorial Sloan-Kettering, UCLA, University of Southern California, VA Medical Center, University of California at Davis, University of North Texas, Eisai Research, and the University of Georgia.

2
Polymerase Chain Reaction (PCR) - PCR is an enzymatic process to increase the number of copies of DNA for easier detection. RT-PCR chemistries allow for detection of the reaction in the early phase rather than the late phase of the reaction.

Technology Overview

Genes are segments of DNA that carry separate information packets of the genome. Gene expression profiles are used to provide information on roughly 30,000 genes within the human genome. Life science researchers use gene expression analysis to study the differential expression of genes in normal versus disease states. The permanent DNA sequence in each human cell is transcribed or copied into RNA (combinations of nucleic acids)3which is then translated into functional proteins. In disease, gene expression profiles may demonstrate the over or under-expression of genes. There are two technologies used to measure gene expression, microarray and real-time PCR.

Microarrays consist of different nucleic acid probes that are chemically attached to a surface, such as a microchip, glass slide, or a bead. Microarrays are based upon hybridization technology to detect the presence of a specific gene sequence and to analyze genetic information. DNA and RNA are made of defined nucleic acid sequences that bind to unique complementary sequences to form a hybrid. This binding of single strands of DNA or RNA to form double-stranded DNA or RNA is termed hybridization. Scientists utilize the hybridization phenomenon to measure the amount of expression or presence of a gene in a particular sample.

Microarrays have limited sensitivity, accuracy and dynamic range. Human genes are expressed across a six log range, with most species of RNA being present in less than 100 copies. The dynamic range of microarrays is estimated to be 2-3 logs and thus microarrays are unable to detect a 2 fold difference at lower expression levels, capturing only 20-40% of the expressed genes. Consequently, one obtains only a partial view of the expression profile when utilizing microarrays. These overlooked genes may be important in a particular disease state (limited sensitivity). As a consequence of these limitations, the discovery of genes identified by microarray technology requires further validation using real-time PCR.

The second technology, real-time PCR, represents a sensitive and accurate method to measure gene expression. Traditional PCR is an enzymatic process to increase the number of DNA copies for easier detection. Real-time PCR permits quantitative analysis, rather than just a qualitative yes/no. In many cases it is important to determine the number of DNA copies in a given sample. Furthermore, real-time PCR chemistries allow for the detection in the early phase, rather than the later phase of these reactions, thereby decreasing process time and increasing accuracy. Because it does not measure thousands of genes simultaneously (like a microarray analysis), real-time PCR has low throughput and relatively high cost, making it unfeasible for whole genome analysis or for very high throughput studies. Thus, in practice, researchers typically first use microarray to identify which genes are over or under-expressed in the whole genome and then apply real-time PCR to a specific set of those genes to accurately quantify gene expression.

We believe our SmartChip™ System, assuming successful development and commercialization, would combine the best of both existing technologies - whole genome analysis enabled by microarrays with the sensitivity and accuracy of real-time PCR. Our SmartChip™ System is intended to be able to incorporate pico-liter (one-trillionth of a liter) dispensing into a 100,000 well chip that will allow for real-

3
RNA: (Ribonucleic acid) - A polymeric molecule consisting of ribonucleotide building blocks.  The three major types in cells are ribosomal RNA (rRNA), transfer RNA (tRNA), and messenger RNA (mRNA), each of which performs an essential role in protein synthesis. RNAi is RNA interference that helps regulate turning genes on and off.

time PCR analysis of the entire human genome in triplicate. The high volume characteristic of the 100,000 well design is expected to deliver high throughput data enabled by virtue of extremely small sample sizes. Our SmartChip™ chips are designed with evaporation control measures that allow for the use of nano-liter (one-billionth of a liter) volumes, fast thermal cycling, and temperature control. Our software system is being developed to also analyze the high throughput data after the completion of the real-time PCR analysis. The user friendly, content-ready SmartChip™ System, is being designed to be able to accept samples out of the box, incorporating nearly all necessary substrates and chemicals.

The SmartChip™ System is being engineered to deliver superior performance with the combination of high sensitivity and high throughput on a single chip, enabling scientists to rapidly view a large dynamic range of the expressed genes of the human genome. The genetic analysis using the SmartChip™ System is expected to require one day versus what would currently take days to weeks to complete utilizing existing genetic analysis systems. As more clinical studies are carried out using validated gene sets, we believe the market will require, and demand, higher throughput solutions to process large numbers of clinical samples. Today’s solutions typically allow only one chip per patient or, in the case of real-time PCR, a few genes per patient. We believe that we can solve these problems.

The following table outlines benefits we believe could be realized from the use of a SmartChip™ System compared to our estimates of the microarray and real-time PCR technologies in use today.

Microarray	SmartChip ™	Real -Time PCR
# of Genes	Whole Genome	**Whole Genome**	<1000
Dynamic Range	2 to 3 logs	**6 logs**	6 logs
Quantitative	Semi	**Yes**	Yes
Throughput per run	1 Sample 30,000 genes (actually only 20 -30% of expressed genes)	**1 Sample 30,000 genes Many genes x many samples**	Few samples (96 -384) x few genes
Sensitivity	100,000 starting copies	**1-10 starting copies**	1-10 starting copies
Project Process	Multiple steps	**Single step**	2 steps
Time per run Hybridization or PCR	20 hours	**15-20 minutes**	2 hours
Whole Genome Assay Time	Days	**Day**	Months
Cost / gene	3.3 cents plus cost real -time PCR validation	**3.3 cents**	$1 – 2
Cost / whole genome	$1000 plus cost validation	**$1000**	>$100,000 -185,000

Competition

We believe the primary industry competitors in the markets in which WaferGen plans to enter and compete are Applied Biosystems (“ABI,” which is a division of Applera Corporation), Affymetrix, Inc. (“Affymetrix”) and Illumina, Inc. (“Illumina”). Other companies known to be currently serving the genetic analysis market include Agilent Technologies, Inc., GE Healthcare (a business segment of General Electric Company), Bio-Rad Laboratories, Inc., Stratagene Corporation, Eppendorf AG, Beckman Coulter, Inc. and F. Hoffmann-La Roche & Co. Minor players, including NimbleGen Systems, Inc., Fluidigm Corporation and BioTrove, Inc. The marketplace for gene expression technologies is highly competitive, with many of the major players already controlling significant market share, many of which have significantly greater financial, technology, and other resources than we do. Affymetrix is the leader in microarrays for whole genome analysis and ABI is the market leader for real-time PCR. We believe gene expression is a growing market and performance-driven by the need for better solutions to solve scientific challenges. These established competitors could compete with us by developing new products similar to our SmartChip™ System. Even though we believe that we have created a unique solution, this does not mean that our competitors will not develop effective products to compete with our products.

Some new competitors, such as Biotrove and Fluidigm have recently began offering instrument-only solutions. These companies have micro-channel based technologies that offer throughput of 6,000 to 10,000 assays per instrument.

Products

SmartChip™ System

Our SmartChip™ System is designed as an integrated instrument capable of thermal cycling, real-time detection with pico-liter dispensing capabilities and software for control and analysis. The product, upon completion, will be available with content-ready chips for gene expression and genotyping analysis.

Our SmartChip™ System is intended as a wafer containing up to 100,000 nano-wells. We are planning for two versions of the chip:

•	A high-throughput 100,000 well version with externalized electronics; and
•	A smaller well array version for diagnostic applications (possibly 1536-wells).

The prototype SmartChip™ System is being designed to maintain control over the conditions in individual wells by using advanced electronics in each well of the chip. Each well will have its own temperature controllers, real-time feedback detectors and sophisticated readout options. This compact system is intended to allow for the use of very small reaction volumes, which are dispensed using an integrated pico-liter dispenser, while improving detection sensitivity and assuring uniformity across the chip.

The SmartChip™ System is expected to perform quantitative gene expression and genotyping assays on whole genomes at a competitive price (3.3 cents per acquired data point compared to $1-2 per data point for current real-time PCR assays). This system is expected to have the ability to perform genome-wide nano-volume (100 nl) real-time PCR assays in triplicates, performed in minutes using pre-

fabricated real-time PCR chips. The system is expected to have superior performance for a whole genome or high-throughput system and a dynamic range of 6 logs for gene expression with high sensitivity.

Some of the key challenges that are addressed with the SmartChip™ System are multi-head pico-liter dispensing, evaporation control, sealing, scalability, fast thermal cycling, temperature control and optimized chemistry.

To date, we have implemented prototypes of the diagnostic chip (5 wells by 5 wells) and the whole genome chip. With these prototypes, we have demonstrated our ability to perform several key steps required in a commercial version of the SmartChip™ System including fast thermal cycling. This requires the ability to seal, which we have also demonstrated. We have also completed 100 pico-liter dispensing with evaporation control. To date, we have not developed the commercial version of the pico-liter dispenser, chips, the required assays contained in the individual wells of the content-ready chip, and development and integration of the analysis software. Certain of the milestones that we have yet to achieve prior to launching the SmartChip™ System are specified in the SmartChip™ Product Road Map Chart.

Market Opportunities - The SmartChip™ System Product Potential

Sequencing of the human genome has led to a new healthcare paradigm where disease is understood at the molecular level, allowing the potential for a patient to be diagnosed according to genetic information and treated with drugs designed to work on specific molecular targets. This has led to the need for accurate, highly sensitive, high throughput gene expression data by researchers, clinicians and pharmaceutical companies. We believe the SmartChip™ System, with its advantages of higher throughput, lower cost, superior sensitivity, and accuracy will make these multiple market applications a practical reality.

We believe the SmartChip™ System will become the technology of choice in both research and clinical settings.

•
Biomarker Discovery. Identification of new targets (biomarkers) for drugs can be identified through the analysis of gene profile expression in diseased cells. Potential applications include disease states such as diabetes, arthritis, and certain commonly occurring cancers.

•
Drug Validation and Optimization. Genetic analysis is being used to determine the likely toxicity (toxicogenomics) and the likelihood of therapeutic response to a specific genetic profile (pharmacogenomics). Recently issued FDA guidance[4] calls for drug companies to voluntarily submit pharmacogenomic data to support their drug development programs.

•
Drug Response Monitoring. Patient outcomes can be improved by evaluation of a proposed drug’s potency and specificity in order to determine individualized patient dosing, thereby decreasing adverse drug reactions, and improving drug efficacy.

4	FDA News Release - March 22, 2005 - issued a final guidance titled “Pharmacogenomic Data Submissions.”

•
Detection of Rare Mutations. The Cancer Genome Project is using the human genome sequence and high throughput mutation detection techniques to identify somatically acquired sequence variants/mutations and hence identify genes critical in the development of human cancers.

•
Molecular Diagnostics. The creation of diagnostic studies that identify the genetic signatures of disease-associated genes at the molecular level will allow clinicians to predict likelihood of disease occurrence, to customize treatment protocols according to the patient’s genetic profile, and to target patient populations at higher risk for specific diseases. In addition molecular diagnostics will also allow for selection of the right drug for the right patient by determining the patient’s genotype and predicting response to therapy.

Target/Biomarker Discovery and Validation: Gene expression patterns (biomarkers) related to specific diseases are becoming increasingly important in drug development. Comparison of gene expression patterns between normal and diseased patients or expression profiles in the presence or absence of drugs leads to discovery of genes or a set of genes that can be used in drug development. This requires monitoring of tens, hundreds or thousands of mRNAs (messenger RNAs) in large numbers. A typical genetic analysis currently involves the use of microarrays to identify genes, which are either over-expressed or under-expressed in a small subset of patients. After detailed bioinformatics analysis, a number of differentially expressed genes (2 to 200) are evaluated using real-time PCR in a different subset of patients (50 to 100). The differentially expressed genes in this patient cohort are then validated using a larger patient group. This sequential process may take from many months to a few years to complete using currently available techniques.

The limitation in today’s gene expression studies is the use of microarrays as a starting point for discovery, which only provides a partial glimpse of the expression profile. Real-time PCR techniques, which offer significantly increased sensitivity, are limited in throughput and are cost prohibitive for whole genome analysis. It would cost in excess of $100,000 per analysis (assuming $1/assay plus reference plus triplicates) to study even a single whole genome (30,000 genes) sample and will take many months to complete this study (reported in a recent MACQ study conducted by FDA and published in September 2006 in Nature Biotechnology).5 Biomarker investigation requires multiples of such analyses to confirm discovery.

Drug Development and Clinical Trial Validation: Clinical trials are the most expensive phase for pharmaceutical drug development. The use of gene expression and genotyping is becoming critical to identify a safe drug (toxicogenomics) for the right patient population (pharmacogenomics). Once a set of genes (biomarker) is identified they are used in numerous samples in clinical trials for pattern recognition and toxicity profiling. Similarly, loci of single nucleotide mismatches/polyphormisms (SNPs) involved in disease variation and metabolism are also being utilized in clinical trials to understand disease predisposition, requiring thousands of samples to be analyzed.

5	The MicroArray Quality Control (MAQC) project shows inter- and intra-platform reproducibility of gene expression measurements, Nature Biotechnology, Vol. 24:9, p 1151, September 2006.

Recently, the FDA has asked for voluntary data submission utilizing these genetic approaches in clinical trials.6 This has created a need for reliable, high-throughput, cost-effective technologies. Today’s hybridization based techniques can process only one sample at a time. Thus, for a clinical trial of 1,000 patients, one would need to use 1,000 chips. Other PCR-based techniques typically process 96 to 384 samples per run, which is generally not sufficient to meet the needs of a set of genes and SNPs for thousands of patients. We believe our SmartChip™ System will offer up to 100,000 data points per chip and will be well-suited to meet the high throughput needs of clinical trials. In addition, when performing gene expression studies with many competing technologies, the researcher is typically limited to the amount of the biological sample to prepare RNA. We also believe our technology can be easily scaled to meet future higher-throughput needs.

Drug Response Monitoring: In addition to studying gene expression, genotyping measures genetic variation in the DNA. Sometimes it is not a single variation but the combination of these sequence differences that may lead to a disease state or a response to a specific therapy. For this reason, researchers look at patterns of these variations in a large number of healthy and affected patients in order to correlate SNPs with specific disease. Large-scale genotyping studies are being conducted in various genome centers around the world, driven by available research funds, resulting in the greater demand for cost effective high throughput solutions.

Detection of Rare Mutations: The Cancer Genome Project’s DNA sequencing of patients’ tumors is underway and is rapidly defining cancer-causing mutations. Today, this is accomplished by using hybridization approaches which are unable to detect rare somatic mutations. Such techniques require the use of more sensitive methods like PCR and require genotyping of many samples (50 - 500). WaferGen intends to use allele specific PCR with the SmartChip™ System to enable genotyping at multiple sites in multiple samples, as well as to provide a robust solution for detecting rare mutations.  Current allele-selective PCR is able to reliably genotype SNPs (germ-line) and also reliably detect minority (somatic) mutations at 1/100 to 1/10,000 mutations.

Future Applications: From Research to Diagnostics:  New biomarkers for gene expression and genotyping are eventually expected to become essential for practicing physicians to identify the right drug for the right patients and lead to new ways of diagnosing and monitoring diseases. Biomarkers and platforms that are being used in clinical trials for a particular therapy are expected to become standard for molecular diagnostics. This market is still in its early development.

Sales and Marketing

We utilize a seasoned life science marketing team and WaferGen-employed direct sales and application support personnel. In 2007, we expect to increase our sales and support for selling the SmartSlide™ System. We are in the process of identifying life science distributors to sell and support our product line in Europe and the Far East.

Seasonality

We do not have sufficient product history to determine seasonality with a high degree of confidence. It is expected that customers’ purchasing patterns will not show significant seasonal variation, although demand for our products may be lowest in the first quarter of the calendar year and

6	FDA News Release - March 22, 2005 - issued a final guidance titled “Pharmacogenomic Data Submissions.”

highest in the fourth quarter of the calendar year as pharmaceutical and academic customers typically spend unused budget allocations before the end of the fiscal year.

Intellectual Property and Other Proprietary Rights

We intend to pursue an intellectual property portfolio, including filing a number of U.S. and international patent applications and in-licensing certain patents covering products, methodologies, integration and applications. In our in-licensing arrangements, we have obtained intellectual property rights from third parties related to the development and marketing of the products, integration or applications covered by such licensed intellectual property. We have a number of pending patent applications that relate to the SmartChip™ and SmartSlide™ products. In addition, we have an exclusive license under PCR patents from Delft University of Technology, Netherlands. In addition to our patents, we rely on trade secrets, know-how, and copyright and trademark protection. Our success may depend on our ability to protect our intellectual property rights.

Government Regulation / Environmental Matters

We are subject to a variety of federal, state and municipal environmental and safety laws based on our use of hazardous materials in both our manufacturing and research and development operations. We believe that we are in material compliance with applicable environmental laws and regulations. If we cause contamination to the environment, intentionally or unintentionally, we could be responsible for damages related to the clean-up of such contamination or individual injury caused by such contamination. We cannot predict how changes in the laws and regulations will impact how we conduct our business operations in the future or whether the costs of compliance will increase in the future.

Regulation by governmental authorities in the United States and other countries is not expected to be a significant factor in the manufacturing, labeling, distribution and marketing of our products and systems.

Employees

We have assembled a team of scientists, engineers and business managers to support our product development and commercialization activities. Their efforts will continue to focus on selling, improving and refining our core technologies, including our SmartSlide™ System and our SmartChip™ System products. We currently have 15 full-time employees. None of our employees is represented by a labor union, and we consider our employee relations to be good. We believe that our future success will depend, in part, on our continued ability to attract, hire and retain qualified personnel.

Description of Property

Our principal administrative and laboratory facility totals approximately 11,222 square feet and is located in Fremont, California. We currently lease such facilities for $2,409 per month, which increases during the term of the lease, up to $11,905 per month. The term of the lease expires on March 31, 2010.

Legal Proceedings

From time to time we may be involved in claims arising in the ordinary course of business. To our knowledge, no legal proceedings, government actions, administrative actions, investigations or claims are currently pending against us or involve us that, in the opinion of our management, could reasonably be expected to have a material adverse effect on our business and financial condition.

We anticipate that we will expend significant financial and managerial resources to the defense of our intellectual property rights in the future if we believe that our rights have been infringed. We also anticipate that we will expend significant financial and managerial resources to defend against claims that our products and services infringe upon the intellectual property rights of third parties.

Management’s Discussion and Analysis or Plan of Operations

This discussion should be read in conjunction with the other sections of this Report, including “Risk Factors,” “Description of Business” and the Financial Statements attached hereto as Item 9.01 and the related exhibits. The various sections of this discussion contain a number of forward-looking statements, all of which are based on our current expectations and could be affected by the uncertainties and risk factors described throughout this Current Report on Form 8-K. See “Forward-Looking Statements.” Our actual results may differ materially.

Company Overview

WaferGen was incorporated in Delaware on October 22, 2002. WaferGen is engaged in the development, manufacture and sale of systems for gene expression, genotyping and stem-cell research for the life sciences, pharmaceutical drug discovery and biomarker discovery and diagnostic products industries. WaferGen’s products are aimed at professionals who perform genetic analysis and cell biology, primarily at pharmaceutical and biotech companies, academic and private research centers and diagnostics companies involved in biomarker research. Through the SmartChip™ System and SmartSlide™ System products, WaferGen plans to provide new performance standards with significant savings of time and cost for professionals in the field of gene expression research and to facilitate biomarker discovery, toxicology and clinical research.

WaferGen’s revenue is subject to fluctuations due to the timing of sales of high-value products and service projects, the impact of seasonal spending patterns, the timing and size of research projects its customers perform, changes in overall spending levels in the life science industry and other unpredictable factors that may affect customer ordering patterns. Any significant delays in the commercial launch or any lack or delay of commercial acceptance of new products, unfavorable sales trends in existing product lines, or impacts from the other factors mentioned above, could adversely affect WaferGen’s revenue growth or cause a sequential decline in quarterly revenue. Due to the possibility of fluctuations in WaferGen’s revenue and net income or loss, WaferGen believes that quarterly comparisons of its operating results are not a good indication of future performance.

Since inception, WaferGen has incurred substantial operating losses. As of March 31, 2007, WaferGen’s accumulated deficit was $6,955,160 and the total stockholders’ deficit was $2,857,383. Losses have principally occurred as a result of the substantial resources required for the research, development, and manufacturing scale-up effort required to commercialize WaferGen’s initial products and services. WaferGen expects to continue to incur substantial costs for research, development, and manufacturing scale-up activities over the next several years. WaferGen will also need to increase its selling, general and administrative costs as it builds up its sales and marketing infrastructure to expand and support the sale of systems, other products, and services.

Results of Operations

Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

Revenues. During the year ended December 31, 2006, WaferGen generated $50,495 in revenue, compared to no revenue during the year ended December 31, 2005. In October 2006, WaferGen first began selling its SmartSlide™ products, allowing it to generate revenue for the first time since inception.

Costs of Revenues and Expenses. Cost of revenues and expenses increased $1,270,747 or 87%, to $2,736,946, for the year ended December 31, 2006, from $1,466,199 for the year ended December 31, 2005. The increase resulted primarily from:

•	An increased head count resulting in greater salaries and wages;

•	An increase in research and development supplies used for product development and testing; and

•	An increase in stock-based compensation associated with the issuance of restricted common stock, warrants, and stock options.

WaferGen’s research and development expenses consist primarily of salaries and other personnel-related expenses, laboratory supplies and other expenses related to the design, development, testing and enhancement of its products. WaferGen expenses its research and development expenses as they are incurred. WaferGen believes a substantial investment in research and development is essential to remaining competitive and expanding into additional markets. Accordingly, WaferGen expects its research and development expenses to increase in absolute dollars as its expands its product base.

WaferGen’s selling, general and administrative expenses consist primarily of personnel costs for sales and marketing, finance, human resources, business development, and general management, as well as professional fees, such as expenses for legal and accounting services. WaferGen expects its selling, general, and administrative expenses to increase in absolute dollars as it expands its staff, develops its sales and marketing infrastructure and incurs additional costs to support the growth in its business.

Operating Loss. WaferGen’s operating loss increased $1,220,252 or 83%, to $2,686,451 for the year ended December 31, 2006, from $1,466,199 for the year ended December 31, 2005. This increase was attributable to an increase in costs of revenues and expenses.

Interest Expense. Interest expense was $0 for the year ended December 31, 2006, compared to $28,250 for the year ended December 31, 2005. This decrease was the result of promissory notes being converted into Series A Preferred Stock in 2005.

Three Months Ended March 31, 2007 Compared to Three Months Ended March 31, 2006

Revenues. During the three months ended March 31, 2007, WaferGen generated $60,460 in revenue, compared to $9,900 in revenue during the three months ended March 31, 2006. WaferGen has recently begun selling its SmartSlide™ products, allowing it to generate minimal revenue for the first time since inception.

Costs of Revenues and Expenses. Cost of revenues and expenses increased $609,830 or 157%, to $998,375, for the three months ended March 31, 2007, from $388,545 for the three months ended March 31, 2006. The increase resulted primarily from:

•	An increased head count resulting in greater salaries and wages;

•	An increase in research and development supplies used for product development and testing; and

•	An increase in stock-based compensation associated with the issuance of restricted common stock, warrants, and stock options.

WaferGen’s research and development expenses consist primarily of salaries and other personnel-related expenses, laboratory supplies and other expenses related to the design, development, testing and enhancement of its products. WaferGen expenses its research and development expenses as they are incurred. WaferGen believes a substantial investment in research and development is essential to remaining competitive and expanding into additional markets. Accordingly, WaferGen expects its research and development expenses to increase in absolute dollars as it expands its product base.

WaferGen’s selling, general and administrative expenses consist primarily of personnel costs for sales and marketing, finance, human resources, business development, and general management, as well as professional fees, such as expenses for legal and accounting services. WaferGen expects its selling, general, and administrative expenses to increase in absolute dollars as it expands its staff, develops its sales and marketing infrastructure and incurs additional costs to support the growth in its business.

Operating Loss. WaferGen’s operating loss increased $559,270 or 148%, to $937,915 for the three months ended March 31, 2007, from $378,645 for the three months ended March 31, 2006. This increase was attributable to an increase in costs of revenues and expenses.

Interest Expense. Interest expense was $42,801 for the three months ended March 31, 2007, compared to $0 for the three months ended March 31, 2006. This increase was the result of notes payable being issued during the three months ended March 31, 2007.

Liquidity and Capital Resources

As of March 31, 2007 and December 31, 2006, WaferGen had cash of $258,339 and $36,158, respectively. WaferGen has historically met its liquidity requirements through borrowings and through the sale of equity securities. As of March 31, 2007 and December 31, 2006, WaferGen had a working capital deficit.

Borrowings. From inception through March 31, 2007, WaferGen raised a total of $3,565,991 from the issuance of notes payable to related and unrelated parties. WaferGen issued notes that totaled $588,412 for the three months ended March 31, 2007 and $1,497,520 and $1,480,059 in 2004 and 2005, respectively. All of these notes issued in 2004 and 2005, together with accrued but unpaid interest of $107,494, were converted into Series A Preferred Stock in 2005.

Sales of Equity Securities. From inception through March 31, 2007, WaferGen has raised a total of $1,137 from the sale of 6,420,000 shares of its common stock. From inception to March 31, 2007, WaferGen has raised a total of $1,559,942 from the sale of 2,052,552 shares of Series B Preferred Stock.

Sales of Notes and Warrants. On January 1, 2007, WaferGen borrowed $162,000 from Alnoor Shivji in exchange for two promissory notes. On January 30, 2007, Mr. Shivji and WaferGen entered into a Note and Warrant Purchase Agreement, pursuant to which WaferGen agreed to sell to Mr. Shivji (i) up to $300,000 of 7% promissory notes and (ii) warrants to purchase up to 98,684 shares of Series B Preferred Stock at $0.76 per share. On January 30, 2007, Mr. Shivji purchased $262,000 of promissory notes under this Note and Warrant Purchase Agreement by converting his earlier loans of $162,000 and advancing an additional $100,000 of additional funds to WaferGen.

On February 28, 2007, Mr. Shivji agreed to increase the aggregate amount available under the Note and Warrant Purchase Agreement from $300,000 to $400,000 and WaferGen agreed to increase the number of shares of Series B Preferred Stock that may be purchased pursuant to the warrants issued to Mr. Shivji from 98,684 to 131,579. In connection with this amendment to the Note and Warrant Purchase Agreement, Mr. Shivji advanced an additional $100,000 to WaferGen.

On March 30, 2007, Mr. Shivji agreed to increase the aggregate amount available under the Note and Warrant Purchase Agreement from $400,000 to $650,000 and WaferGen agreed to increase the number of shares of Series B Preferred Stock that may be purchased pursuant to the warrants issued to

Mr. Shivji from 131,579 to 213,816 shares. In connection with this amendment to the Note and Warrant Purchase Agreement, Mr. Shivji advanced an additional $250,000 to WaferGen.

On February 7, 2007, Mr. Shivji exercised his warrants to purchase 471,698 shares of Series A Preferred Stock in exchange for $66,037.

Net Cash Used in Operating Activities. WaferGen experienced negative cash flow from operating activities for the three months ended March 31, 2007 and March 31, 2006 in the amounts of $431,657 and $354,829, respectively. The increase in cash used in operating activities in the three months ended March 31, 2007 was due to cash used to fund a net operating loss of $863,267, adjusted for non-cash expenses related to depreciation and amortization, stock-based compensation, and amortization of debt discount, as off-set by cash provided from a change in working capital of $431,610.

WaferGen experienced negative cash flow from operating activities for the years ended December 31, 2006 and December 31, 2005 in the amounts of $1,755,153 and $1,311,556, respectively. The increase in cash used in operating activities in the year ended December 31, 2006 was due to cash used to fund a net operating loss of $2,020,794, adjusted for non-cash expenses related to depreciation and amortization and stock-based compensation, as off-set by cash provided from a change in working capital of $265,641.

Net Cash Used in Investing Activities. WaferGen’s investing activities did not use any cash in the three months ended March 31, 2007, compared to using cash of $1,111 to acquire property and equipment in the three months ended March 31, 2006.

WaferGen’s investing activities did not use any cash in the year ended December 31, 2006, compared to using cash of $4,000 to acquire property and equipment in the year ended December 31, 2005.

Net Cash Provided By Financing Activities. WaferGen’s financing activities provided $654,949 in the three months ended March 31, 2007, compared to $1,060,197 in the three months ended March 31, 2006. The decrease in cash provided by financing activities in the three months ended March 31, 2007, was primarily due to the issuance of Series B Preferred stock in the amount of $1,059,942 during the three months ended March 31, 2006 off-set by the issuance of $588,412 of notes payable and $66,037 of Series A Preferred Stock during the three months ended March 31, 2007.

WaferGen’s financing activities provided $1,597,468 in the year ended December 31, 2006, compared to $1,477,300 in the year ended December 31, 2005. The increase in cash provided by financing activities in the year ended December 31, 2006 was primarily due to $37,519 of net cash advances and $1,559,942 from the sale of Series B Preferred Stock.

Subsequent Events. On May 14, 2007, Mr. Shivji made an additional loan to WaferGen in the amount of $100,000. There were no warrants issued in connection with this loan.

On May 31, 2007, in connection with the Merger, we sold 7,178,447 shares of our common stock for gross proceeds of $10,767,667 through the Private Placement. In addition, these investors received five-year warrants to purchase an additional 2,153,533 shares of our common stock at an exercise price of $2.25 per share. In connection with the Private Placement, we incurred placement agent fees totaling

$683,736, and issued five-year warrants to purchase an additional 455,825 shares of our common stock at an exercise price of $2.25 per share to the placement agent. In addition, we incurred other professional fees and expenses totaling approximately $1,080,000 in connection with the Merger.

We expect that the net proceeds could fund our operations for a period of approximately 12 months. Our operating needs include the planned costs to operate our business, including amounts required to fund working capital and capital expenditures. At the present time, we have no material commitments for capital expenditures. However, our future capital requirements and the adequacy of our available funds will depend on many factors, including, our ability to successfully commercialize our SmartChip™ and SmartSlide™ products, competing technological and market developments and the need to enter into collaborations with other companies or acquire other companies or technologies to enhance or complement our product and service offerings.

Critical Accounting Policies and Estimates

Deferred Tax Valuation Allowance. We believe sufficient uncertainties exist regarding the future realization of deferred tax assets, and, accordingly, a full valuation allowance is required, amounting to $2,501,533 at December 31, 2006. In subsequent periods, if and when we generate pre-tax income, a tax expense will not be recorded to the extent that the remaining valuation allowance can be used to offset that expense. Once a consistent pattern of pre-tax income is established or other events occur that indicate that the deferred tax assets will be realized, additional portions or all of the remaining valuation allowance will be reversed back to income. Should we generate pre-tax losses in subsequent periods, a tax benefit will not be recorded and the valuation allowance will be increased.

Stock-Based Compensation. We measure the fair value of all stock-based awards, including stock options, on the grant date and record the fair value of these awards as compensation expense over the service period. The fair value is estimated using the Black-Scholes valuation model.

The weighted-average fair value was $1.20 for the three months ended March 31, 2007 and $0.39 and $1.11 for the years ended December 31, 2006 and 2005, respectively. Amounts expensed were $72,584 and $16,657 for the three months ended March 31, 2007 and 2006, respectively, and $54,798 and $8,575 for the years ended December 31, 2006 and 2005, respectively, and $724,477 for the period from inception to March 31, 2007.

The fair value of each option grant has been estimated using the following assumptions:	March 31, 2007	March 31, 2006	December 31, 2006	December 31, 2005
Risk free interest rate	4.68%	4.57%	4.57%-5.07%	4.16%-4.49%
Expected lives	5 Years	5 Years	5 Years	5 Years
Expected volatility	21%	21%	21%	0%
Dividend yields	0%	0%	0%	0%

Risk-free interest rate - This is the United States treasury rate for the day of the grant having a term approximating the expected life of the option. An increase in the risk-free interest rate will increase the fair value and the related compensation expense.

Expected life - This is the period of time over which the award is expected to remain outstanding and is based on management’s estimate, taking into consideration vesting term, contractual term, and historical lives. An increase in the expected life will increase the fair value and the related compensation expense.

Expected volatility - This is a measure of the amount by which the stock price has fluctuated or is expected to fluctuate. The average daily price volatility of the Small Cap Medical Equipment Index was used for the period corresponding to the expected life. An increase in the expected volatility life will increase the fair value and the related compensation expense.

Dividend yield - We have not made any dividend payments nor do we have plans to pay dividends in the foreseeable future. An increase in the dividend yield will decrease the fair value and the related compensation expense.

Recently Issued Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact of SFAS 159 on its financial position and results of operations.

In March 2006, FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets - An Amendment of FASB Statement No. 140” (“SFAS 156”). SFAS 156 requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. The statement permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value. SFAS 156 is effective as of the beginning of the first fiscal year that begins after September 15, 2006, with earlier adoption permitted. We do not believe the adoption of SFAS 156 will have a significant effect on our financial statements.

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), which is an interpretation of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS 109 and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. We do not believe that the adoption of FIN 48 will have a significant effect on our financial statements.

In September 2006, FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosure of fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and, accordingly, does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. We do not believe that the adoption of SFAS 157 will have a significant effect on our financial statements.

Cautionary Factors That May Affect Future Results

This Current Report on Form 8-K and other written reports and oral statements made from time to time by the Company may contain so-called “forward-looking statements,” all of which are subject to risks and uncertainties. One can identify these forward-looking statements by their use of words such as “expects,” “plans,” “will,” “estimates,” “forecasts,” “projects” and other words of similar meaning. One can identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address the Company’s growth strategy, financial results and product and development programs. One must carefully consider any such statement and should understand that many factors could cause actual results to differ from the Company’s forward-looking statements. These factors include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially.

Information regarding market and industry statistics contained in this Report is included based on information available to the Company that it believes is accurate. It is generally based on industry and other publications that are not produced for purposes of securities offerings or economic analysis. The Company has not reviewed or included data from all sources, and cannot assure investors of the accuracy or completeness of the data included in this Report. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services. The Company does not assume the obligation to update any forward-looking statement. One should carefully evaluate such statements in light of factors described in the Company’s filings with the SEC, especially on Forms 10-KSB, 10-QSB and 8-K. In various filings the Company has identified important factors that could cause actual results to differ from expected or historic results. The Company notes these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995. One should understand that it is not possible to predict or identify all such factors. Consequently, the reader should not consider any such list to be a complete list of all potential risks or uncertainties.

Risk Factors

There are numerous and varied risks, known and unknown, that may prevent the Company from achieving its goals. The risks described below are not the only ones the Company will face. If any of these risks actually occurs, the Company’s business, financial condition or results of operation may be materially adversely affected. In such case, the trading price of our common stock could decline and investors in our common stock could lose all or part of their investment.

Risks Related to Our Company and Our Business

We have a history of operating losses which may continue, in which case we may not be able to reach profitability.

We have a history of losses and may continue to incur operating and net losses for the foreseeable future. We incurred a net loss of $1,494,449 for the year ended December 31, 2005, a net loss of $2,790,451 for the year ended December 31, 2006, and a net loss of $980,716 for the three months ended March 31, 2007. As of March 31, 2007, our accumulated deficit was $6,955,160. We have not achieved profitability on a quarterly or annual basis. We may not be able to reach a level of revenue to achieve profitability. To date, our revenues have been insignificant and not sufficient to achieve our business plan. Our gross revenues for the three months ended March 31, 2007 were $60,460. If our revenues grow more slowly than anticipated or if operating expenses exceed expectations, then we may not be able to achieve profitability in the near future or at all, which may depress our stock price.

We are a development stage company with limited operating history for investors to evaluate our business.

We are a development stage company and have had limited operations in the genetic analysis segment of the life science industry. Since we are a company with a limited operating history developing products focused on the analysis of genetic function and variation, it is difficult for potential investors to evaluate our business. To date, we have developed only one commercialized product, the SmartSlide™ System, and our future operations and growth will likely depend on our ability to successfully develop and market our SmartChip™ products. Our proposed operations are subject to all of the risks inherent in light of the expenses, difficulties, complications and delays frequently encountered in connection with the formation of any new business, as well as those risks that are specific to the life science industry. In evaluating us, investors should consider the delays, expenses, problems and uncertainties frequently encountered by companies developing markets for new products, services and technologies. We may never overcome these obstacles and become profitable.

Because our business depends on research and development spending levels for pharmaceutical and biotechnology companies and academic and governmental research institutions, our success and our operating results will substantially depend on these customers.

We expect that our revenues in the foreseeable future will be derived primarily from products and services provided to a relatively small number of pharmaceutical and biotechnology companies and academic, governmental and other research institutions. Our success will depend upon their demand for and use of our products and services. Our operating results may fluctuate substantially due to reductions and delays in research and development expenditures by these customers. For example, reductions in capital or operating expenditures by these customers may result in lower than expected instrumentation sales and similarly, reductions in operating expenditures by these customers could result in lower than expected sales by us.

We expect that our results of operations will fluctuate, which could cause our stock price to decline.

Our revenue is subject to fluctuations due to the timing of sales of high-value products and services projects, the impact of seasonal spending patterns, the timing and size of research projects our customers perform, changes in overall spending levels in the life sciences industry, the timing and amount of government grant funding programs and other unpredictable factors that may affect customer ordering patterns. Given the difficulty in predicting the timing and magnitude of sales for our products and services, we may experience quarter-to-quarter fluctuations in revenue and/or a sequential decline in quarterly revenue.

In addition, because of our continued research, marketing and hiring in connection with our SmartChip™ product, we expect operating expenses to continue to increase significantly. Accordingly, if revenue does not grow as anticipated, we may not be able to achieve and maintain profitability. Any significant delays in the commercial launch of our products, unfavorable sales trends in our existing product lines, or impacts from the other factors mentioned above could adversely affect our revenue growth or cause a sequential decline in quarterly revenues. Due to the possibility of fluctuations in our revenue and expenses, we believe that quarterly comparisons of our operating results are not a good indication of our future performance. If our operating results fluctuate or do not meet the expectations of stock market analysts and investors, our stock price probably would decline.

We have a limited history of commercial sales of systems and consumable products, and our success depends on our ability to develop commercially successful products and on market acceptance of our new and relatively unproven technologies.

We may not possess all of the resources, capability and intellectual property rights necessary to develop and commercialize all of the products or services that may result from our technologies. Sales of our SmartSlide™ stem cell research and cell biology systems only began in October 2006, and some of our other technologies, such as our gene expression analysis technologies, are in the early stages of market introduction or are still in development. You should evaluate us in light of the uncertainties and complexities affecting similarly situated companies developing tools for the life sciences and pharmaceutical industries. We must conduct a substantial amount of additional research and development before some of our products will be ready for sale, and we currently have fewer resources available for research and development activities than many of our competitors. We may not be able to develop or launch new products in a timely manner, or at all, or they may not meet customer requirements or be of sufficient quality or at a price that enables us to compete effectively in the marketplace. Challenges frequently encountered in connection with the development or early commercialization of products and services using new and relatively unproven technologies might limit our ability to develop and successfully commercialize these products and services. In addition, we may need to enter into agreements to obtain the intellectual property rights necessary to commercialize some of our products or services, which may not be available on favorable terms, or at all.

We will need to raise additional capital to meet our business requirements in the future and such capital raising may be costly or difficult to obtain and could dilute current stockholders’ ownership interests.

We will need to raise additional capital in the future, which may not be available on reasonable terms or at all. We raised approximately $9.2 million in net proceeds in the Private Placement and we expect that such proceeds, together with our income, could fund our operations for a period of approximately 15 months. We will need to raise additional funds through public or private debt or equity financings to meet various business objectives including, but not limited to:

•	pursuing growth opportunities, including more rapid expansion;
•	acquiring complementary businesses;
•	making capital improvements to improve our infrastructure;
•	hiring qualified management and key employees;
•	developing new services, programming or products;
•	responding to competitive pressures;
•	complying with regulatory requirements such as licensing and registration; and
•	maintaining compliance with applicable laws.

Any additional capital raised through the sale of equity or equity backed securities may dilute current stockholders’ ownership percentages and could also result in a decrease in the market value of our equity securities. The terms of any securities issued by us in future capital transactions may be more favorable to new investors, and may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect on the holders of any of our securities then outstanding.

Furthermore, any additional debt or equity financing that we may need may not be available on terms favorable to us, or at all. If we are unable to obtain required additional capital, we may have to curtail our growth plans or cut back on existing business and, further, we may not be able to continue operating if we do not generate sufficient revenues from operations needed to stay in business.

We may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we issue, such as convertible notes and warrants, which may adversely impact our financial condition.

We may encounter difficulties in managing our expected growth, which could increase our losses.

We expect to experience rapid and substantial growth in order to achieve our operating plans, which will place a strain on our human and capital resources. If we are unable to manage this growth effectively, our losses could increase. Our ability to manage our operations and growth effectively requires us to continue to expend funds to enhance our operational, financial and management controls, reporting systems and procedures and to attract and retain sufficient numbers of talented employees. If we are unable to scale up and implement improvements to our manufacturing process and control systems in an efficient or timely manner, or if we encounter deficiencies in existing systems and controls, then we will not be able to make available the products required to successfully commercialize our technology.

Failure to attract and retain sufficient numbers of talented employees will further strain our human resources and could impede our growth.

Our financial condition could be adversely affected in the event of uninsured or inadequately insured loss or damage.

We may not be able to obtain insurance policies on terms affordable to us that would adequately insure our business and property against damage, loss or claims by third parties. To the extent our business or property suffers any damages, losses or claims by third parties, which are not covered or adequately covered by insurance, the financial condition of our Company may be materially adversely affected.

If we lose our key personnel or are unable to attract and retain additional qualified personnel, we may be unable to achieve our goals.

We are highly dependent on our management and scientific personnel, including our chief executive officer, chief operating officer, chief financial officer, chief technology officer and chief scientific officer. The loss of any of their services could adversely impact our ability to achieve our business objectives. We will need to hire additional qualified personnel with expertise in molecular biology, chemistry, biological information processing, sales, marketing and technical support. We compete for qualified management and scientific personnel with other life science companies, universities and research institutions, particularly those focusing on genomics. Competition for these individuals, particularly in the San Francisco Bay area, is intense, and the turnover rate can be high. Failure to attract and retain management and scientific personnel would prevent us from pursuing collaborations or developing our products or technologies.

Our planned activities will require additional expertise in specific industries and areas applicable to the products developed through our technologies, including the life sciences and healthcare industries. Thus, we will need to add new personnel, including management, and develop the expertise of existing management. The failure to do so could impair the growth of our business.

New rules, including those contained in and issued under the Sarbanes-Oxley Act of 2002, may make it difficult for us to retain or attract qualified officers and directors, which could adversely affect the management of our business and our ability to obtain or retain listing of our common stock.

We may be unable to attract and retain those qualified officers, directors and members of Board of Directors committees required to provide for our effective management because of the recent changes in the rules and regulations that govern publicly held companies, including, but not limited to, certifications by principal executive officers. The enactment of Sarbanes-Oxley has resulted in the issuance of a series of new rules and regulations and the strengthening of existing rules and regulations by the SEC, as well as the adoption of new and more stringent rules by the stock exchanges. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting roles as directors and executive officers.

Further, some of these recent changes heighten the requirements for board or committee membership, particularly with respect to an individual’s independence and level of experience in finance and accounting matters. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified officers and directors, the management of our business and our ability to obtain or retain the listing of our common stock on any stock exchange (assuming we elect to seek and are successful in obtaining such listing) could be adversely affected.

We are a holding company that depends on cash flow from our wholly-owned subsidiary to meet our obligations.

After the Merger, we became a holding company with no material assets other than the stock of our wholly-owned subsidiary. Accordingly, all our operations will be conducted by WaferGen, our wholly-owned subsidiary. We currently expect that the earnings and cash flow of our subsidiary will primarily be retained and used by it in its operations, including servicing any debt obligations it may have now or in the future.

All of WaferGen’s liabilities survived the Merger and there may be undisclosed liabilities that could have a negative impact on our financial condition.

Before the Merger, certain due diligence activities on WBSI and WaferGen were performed. The due diligence process may not have revealed all liabilities (actual or contingent) of WBSI or WaferGen that existed or which may arise in the future relating to WBSI’s activities before the consummation of the Merger. Notwithstanding that all known WBSI liabilities were transferred to Leaseco pursuant to the Split-Off, it is possible that claims for such liabilities may still be made against us, which we will be required to defend or otherwise resolve. The provisions and terms of the Merger Agreement and Split-Off may not be sufficient to protect us from claims and liabilities and any breaches of related representations or warranties. Although escrow provisions and limited post-closing adjustments in the Merger Agreement are available to those stockholders of WaferGen and WBSI who were stockholders of those entities prior to the Merger, there is no comparable protection offered to our other stockholders. Any liabilities remaining from WBSI or WaferGen could harm our financial condition.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or detect fraud. Consequently, investors could lose confidence in our financial reporting and this may decrease the trading price of our stock.

We must maintain effective internal controls to provide reliable financial reports and detect fraud. We are in the process of evaluating changes to internal controls for our new public company status, but have not yet implemented changes. Failure to implement changes to our internal controls or any other factors that we identify as necessary to maintain an effective system of internal controls could harm our operating results and cause investors to lose confidence in our business, operations or reported financial information. Any such inability to establish effective controls or loss of confidence would have an adverse effect on our company and could adversely affect the trading price of our stock.

Because we are not yet required to comply with rules requiring the adoption of certain corporate governance measures, our stockholders have limited protections against interested director transactions, conflicts of interest and similar matters.

Sarbanes-Oxley, as well as rule changes proposed and enacted by the SEC, the New York and American Stock Exchanges and The Nasdaq Stock Market, as a result of Sarbanes-Oxley, require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities which are listed on those exchanges. Because we are not presently required to comply with many of the corporate governance provisions, we have not yet adopted these measures.

Our Board of Directors has determined that we do not have a board member that qualifies as an “audit committee financial expert” as defined in Item 401(e) of Regulation S-B, and that only two of our five board members qualify as “independent” as the term is used in Item 7(d)(3)(iv)(B) of Schedule 14A under the Exchange Act, and as defined by Rule 4200(a)(14) of the Nasdaq Marketplace Rules.

Until we comply with the corporate governance measures adopted by the national securities exchanges after the enactment of Sarbanes-Oxley, regardless of whether such compliance is required, the absence of standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest and similar matters and investors may be reluctant to provide us with funds in the future if we determine it is necessary to raise additional capital. We intend to comply with all applicable corporate governance measures relating to director independence as soon as practicable.

Litigation or other proceedings or third-party claims of intellectual property infringement could require us to spend significant time and money and could prevent us from selling our products or services or impact our stock price.

Our commercial success depends in part on our non-infringement of the patents or proprietary rights of third parties and the ability to protect our own intellectual property.

Third parties may assert that we are employing their proprietary technology without authorization even if we are not. As we enter new markets, we expect that competitors will likely assert that our products infringe their intellectual property rights as part of a business strategy to impede our successful entry into those markets. Third parties such as ABI, the Roche family of companies, Biometra biomedizinische Analytik GmbH, Stratagene Corporation, Bio-Rad Laboratories, Inc., Eppendorf Incorporated, Enzo Biochem, Inc., Affymetrix, Agilent Technologies, Inc., GE Healthcare, Inc., Beckman Coulter, Inc., Illumina, and others may have obtained and may in the future obtain patents and claim that manufacture, use and/or sale of our technologies, methods or products infringes these patents. We could incur substantial costs and divert the attention of our management and technical personnel in defending ourselves against these claims even if we are eventually successful in defending ourselves against these claims. Furthermore, parties making claims against us may be able to obtain injunctive or other relief, which effectively could block our ability to further develop, commercialize, manufacture, use and sell methods and products, and could result in the award of substantial damages against us. In the event of a successful claim of infringement against us, we may be required to pay damages and obtain one or more licenses from third parties, or be prohibited from making, using or selling certain methods and/or products. We may not be able to obtain these licenses at a reasonable cost, or at all. In that event, we could encounter delays in product introductions while we attempt to develop alternative methods or products. Defense of any lawsuit or failure to obtain any of these licenses on favorable terms could prevent us from commercializing products, and the prohibition of sale of any of our products could materially affect our ability to grow and to attain profitability.

Our proprietary intellectual property rights may not adequately protect our products and technologies.

Although we have filed a number of United States and international patent applications, we have no issued patents covering our products or technologies. Our commercial success will depend in part on obtaining and maintaining patent protection and trade secret protection for our products and technologies. We may only be able to protect products and technologies from unauthorized use by third parties to the extent that valid and enforceable patents or trade secrets cover them. Furthermore, the degree of future protection of our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep a competitive advantage.

The patent positions of life sciences companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. No consistent policy regarding the breadth of claims allowed in such companies’ patents has emerged to date in the United States. The laws of some countries other than the United States do not protect intellectual property rights to the same extent as the laws of the United States, and many companies have encountered significant problems in protecting and defending such rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biotechnology and/or pharmaceuticals, which could make it difficult for us to stop the infringement of any patents we may obtain in such countries. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business. Changes in either the patent laws or in interpretations of patent laws in the United States or other countries may diminish the value of our intellectual property. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in our patents or in third-party patents. For example:

•	we might not have been the first to conceive or reduce to practice one or more inventions disclosed in our pending patent applications;

•	we might not have been the first to file patent applications for these inventions;

•	others may independently develop similar or alternative products and technologies or duplicate any of our products and technologies;

•
it is possible that none of our pending patent applications will result in issued patents, and even if they issue as patents, they may not provide a basis for commercially viable products, and/or may not provide us with any competitive advantages, or may be challenged and invalidated by third parties;

•	we may not develop additional proprietary products and technologies that are patentable; and

•	third-party patents may have an adverse effect on our ability to continue to grow our business.

We have applied, and continue to apply, for patents covering our intellectual property (e.g., products and technologies and uses thereof), as we deem appropriate. However, we may fail to apply for patents on products and/or technologies in a timely fashion or at all.

We also rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. While we attempt to use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, or scientific and other advisors may unintentionally or willfully disclose our information to competitors. If we were to attempt to enforce a claim that a third-party had illegally obtained and was using our trade secrets, it could be expensive and time consuming, and the outcome could be unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets than courts inside the United States. Moreover, if our competitors independently develop equivalent knowledge, methods and know-how, it may be difficult for us to enforce our intellectual property and our business could be harmed.

If we are not able to defend the patent or trade secret protection position of our products and technologies, then we may not be able to exclude competitors from developing or marketing competing products, and we may not generate enough revenue from product sales to justify the cost of development of our products and to achieve or maintain profitability.

We may be unable to protect the intellectual property rights of the third parties from whom we license certain of our intellectual property or with whom we have entered into other strategic relationships, which could negatively impact our competitive advantage.

Certain of our intellectual property rights are currently licensed from third parties and, in the future, we intend to continue to license intellectual property from key strategic partners. We are, and will continue to be, reliant upon such third parties to protect their intellectual property rights to any licensed technology. Such third parties may not protect the intellectual property rights that we license from them and we may be unable defend such intellectual property rights on our own or we may have to undertake costly litigation to defend the intellectual property rights of such third parties. There can be no assurances that we will continue to have proprietary rights to any of the intellectual property that we license from such third parties or otherwise have the right to use through similar strategic relationships. Any loss or limitations on use with respect to our right to use such intellectual property licensed from third parties or otherwise obtained from third parties or with whom we have entered into strategic relationships could negatively impact our competitive advantage.

We expect intense competition in our target markets, which could render our products and/or technologies obsolete, result in significant price reductions or substantially limit the volume of products that we sell. This would limit our ability to compete and achieve and maintain profitability. If we cannot continuously develop and commercialize new products, our revenue may not grow as intended.

Future competition will likely come from existing competitors as well as other companies seeking to develop new technologies for analyzing genetic information. Some of our competitors have various products and/or methodologies for gene detection, expression, characterization, and/or analyses that may be competitive with our products and/or methodologies. In addition, pharmaceutical and biotechnology companies have significant needs for genomic information and may choose to develop or acquire competing technologies to meet these needs. In the molecular diagnostics field, competition will likely come from established diagnostic companies, companies developing and marketing DNA probe tests for genetic and other diseases and other companies conducting research on new technologies to ascertain and analyze genetic information. Further, in the event that we develop new technology and products that compete with existing technology and products of well-established companies, there can be no guarantee that the marketplace will readily adopt any such new technology and products that we may introduce in the future.

The market for genetic research and molecular diagnostic products is highly competitive, with several large companies already having significant market share. Established genetic research and diagnostic companies also have an installed base of instruments in several markets, including clinical and reference laboratories. In addition, these companies have formed alliances with genomics companies which provide them access to genetic information that may be incorporated into their diagnostic tests. We may not be able to compete effectively with these companies.

Our manufacturing capacity may limit our ability to sell our products.

We are in the process of developing the capacity to meet our anticipated demand for our products. There are uncertainties inherent in expanding our manufacturing capabilities and we may not be able to increase our capacity in a timely manner. For example, manufacturing and product quality issues may arise as we increase production rates at our manufacturing facility and launch new products. As a result, we may experience difficulties in meeting customer demand, in which case we could lose customers or be required to delay new product introductions, and demand for our products could decline. Due to the intricate nature of manufacturing products, we may encounter similar or previously unknown manufacturing difficulties in the future that could significantly reduce production yields, impact our ability to launch or sell these products, or to produce them economically, prevent us from achieving expected performance levels or cause us to set prices that hinder wide adoption by customers.

If we are unable to develop and maintain our manufacturing capability, we may not be able to launch or support our products in a timely manner, or at all.

We currently possess only one facility capable of manufacturing our products and services for both sale to our customers and internal use. If a natural disaster were to significantly damage our facility or if other events were to cause our operations to fail, these events could prevent us from developing and manufacturing our products and services. If our networks or storage infrastructure were to fail for an extended period of time, it would adversely impact our ability to manufacture our products on a timely basis and may prevent us from achieving our expected shipments in any given period.

We may be adversely affected by environmental, health and safety laws, regulations and liabilities.

As we pursue our business plan, we will become subject to a variety of federal, state and municipal environmental, health and safety laws based on our use of hazardous materials in both our manufacturing and research and development operations. These laws and regulations can often require expensive compliance procedures or operational changes to limit actual or potential impacts to the environment. A violation of these laws and regulations can result in substantial fines, criminal sanctions and/or operational shutdown. Furthermore, we may become liable for the investigation and cleanup of environmental contamination, whether intentional or unintentional, and we could be responsible for damages related to the clean-up of such contamination or individual injury caused by such contamination. We may also be subject to related claims by private parties alleging property damage and personal injury due to exposure to hazardous or other materials as a result of such contamination. Some of these matters may require expending significant amounts for investigation, cleanup or other costs. Events such as these could negatively impact our financial position.

Our sales, marketing and technical support organization may limit our ability to sell our products.

We currently have limited resources available for sales and marketing and technical support services as compared to some of our primary competitors. In order to effectively commercialize our gene expression systems and other products to follow, we will need to expand our sales, marketing and technical support staff both domestically and internationally. We may not be successful in establishing or maintaining either a direct sales force or distribution arrangements to market our products and services. In addition, we compete primarily with much larger companies that have larger sales and distribution staffs and a significant installed base of products in place, and the efforts from a limited sales and marketing force may not be sufficient to build the market acceptance of our products required to support continued growth of our business.

We may be exposed to liability due to product defects.

The risk of product liability claims is inherent in the testing, manufacturing, marketing and sale of research products for therapeutic and diagnostic development. We may seek to acquire additional insurance for clinical liability risks. We may not be able to obtain such insurance or general product liability insurance on acceptable terms or in sufficient amounts. A product liability claim or recall could negatively impact our financial position.

Risks Related to Our Industry

Our success depends upon the continued emergence and growth of markets for analysis of genetic variation and biological function.

We design our products primarily for applications in the life sciences and pharmaceutical industries. The usefulness of our technology depends in part upon the availability of genetic data and its usefulness in identifying or treating disease. We are initially focusing on markets for analysis of genetic variation and biological function, namely gene expression profiling. This market is new and emerging, and may not develop as quickly as we anticipate, or reach its full potential. Other methods of analysis of genetic variation and biological function may emerge and displace the methods we are developing. Also, researchers may not seek or be able to convert raw genetic data into medically valuable information through the analysis of genetic variation and biological function. In addition, factors affecting research and development spending generally, such as changes in the regulatory environment affecting life sciences and pharmaceutical companies, and changes in government programs that provide funding to companies and research institutions, could harm our business. If useful genetic data is not available or if our target markets do not develop in a timely manner, demand for our products may grow at a slower rate than we expect, and we may not be able to achieve or sustain profitability.

We may not be able to deliver acceptable products to our customers due to the rapidly evolving nature of genetic sequence information upon which our products are based.

The genetic sequence information upon which we may rely to develop and manufacture our products is contained in a variety of public and private databases throughout the world. These databases are rapidly expanding and evolving. In addition, the accuracy of such databases and resulting genetic research is dependent on various scientific interpretations, and it is not expected that global genetic research efforts will result in standardized genetic sequence databases for particular genomes in the near future. Although we have implemented ongoing internal quality control efforts to help ensure the quality and accuracy of our products, the fundamental nature of our products requires us to rely on genetic sequence databases and scientific interpretations which are continuously evolving. As a result, these variables may cause us to develop and manufacture products that incorporate sequence errors or ambiguities. The magnitude and importance of these errors depends on multiple and complex factors that would be considered in determining the appropriate actions required to remedy any inaccuracies. Our inability to timely deliver acceptable products as a result of these factors would likely adversely affect our relationship with customers, and could negatively impact our financial condition.

We face risks associated with technological obsolescence and emergence of standardized systems for genetic analysis.

High throughput genetic analyses and quantitative detection methodologies (including, for example, PCR) is undergoing rapid evolution and technological changes. New technologies, techniques or products could emerge which might allow the packaging and analysis of genomic information at densities similar to, or even higher than, our existing or future technology. Other companies may begin to offer products that are directly competitive with, or are technologically superior to, our products. There can be no assurance that we will be able to maintain our technological advantages over emerging technologies in the future. Over time, we will need to respond to technological innovation in a rapidly changing industry. Standardization of tools and systems for genetic research is still ongoing and there can be no assurance that our products will emerge as the standard for genetic research. The emergence of competing technologies and systems as market standards for genetic research may result in our products becoming uncompetitive which would have an adverse effect on our business and prospects.

Our success depends on the continuous development of new products and our ability to manage the transition from our older products to new products.

We compete in markets that are new, intensely competitive, highly fragmented and rapidly changing, and many of our current and potential competitors have significantly greater financial, technical, marketing and other resources than we do. In addition, many current and potential competitors have greater name recognition, more extensive customer bases and access to proprietary genetic content. The continued success of our products will depend on our ability to produce products with smaller feature sizes and create greater information capacity at our current or lower costs. The successful development, manufacture and introduction of our new products is a complicated process and depends on our ability to manufacture and supply enough products in sufficient quantity and quality and at acceptable cost in order to meet customer demand. If we fail to keep pace with emerging technologies or are unable to develop, manufacture and introduce new products, we will become uncompetitive, our pricing and margins will decline, and our business will suffer.

Our failure to successfully manage the transition between our older products and new products may adversely affect our financial results. As we introduce new or enhanced products, we must successfully manage the transition from older products to minimize disruption in customers’ ordering patterns, avoid excessive levels of older product inventories and provide sufficient supplies of new products to meet customer demands. When we introduce new or enhanced products, we face numerous risks relating to product transitions, including the inability to accurately forecast demand and difficulties in managing different sales and support requirements due to the type or complexity of the new products.

Ethical, legal and social concerns surrounding the use of genetic information could reduce demand for our products.

Genetic testing has raised ethical issues regarding privacy and the appropriate uses of the resulting information. For these reasons, governmental authorities and others may call for limits on or regulation of the use of genetic testing or prohibit testing for genetic predisposition to certain conditions, particularly for those that have no known cure. Similarly, such concerns may lead individuals to refuse to use genetics tests even if permissible. Any of these scenarios could reduce the potential markets for our products.

Risks Related to Our Organization

Even though we are not a California corporation, our common stock could still be subject to a number of key provisions of the California General Corporation Law.

Under Section 2115 of the California General Corporation Law (the “CGCL”), corporations not organized under California law may still be subject to a number of key provisions of the CGCL. This determination is based on whether the corporation has significant business contacts with California and if more than 50% of its voting securities are held of record by persons having addresses in California. In the immediate future, we will continue the business and operations of WaferGen and a majority of the business operations, revenue and payroll will be conducted in, derived from, and paid to residents of California. Therefore, depending on our ownership, we could be subject to certain provisions of the CGCL. Among the more important provisions are those relating to the election and removal of directors, cumulative voting, standards of liability and indemnification of directors, distributions, dividends and repurchases of shares, stockholder meetings, approval of certain corporate transactions, dissenters’ and appraisal rights, and inspection of corporate records.

Following the Merger, we became subject to the reporting requirements of the federal securities laws, which impose additional burdens on us.

As a result of the Merger, we have become a public reporting company and, accordingly, subject to the information and reporting requirements of the Exchange Act and other federal securities laws, including compliance with the Sarbanes-Oxley Act. The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports to stockholders will cause our expenses to increase. In addition, we will incur substantial expenses in connection with the preparation of the registration statement covering the shares of common stock sold and shares of common stock underlying warrants issued in the Private Placement.

It may be time-consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act. Certain members of our management have limited or no experience operating a company whose securities are traded or listed on an exchange, nor with SEC rules and requirements, including SEC reporting practices and requirements that are applicable to a publicly traded company. We may need to recruit, hire, train and retain additional financial reporting, internal controls and other personnel in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with the internal controls requirements of the Sarbanes-Oxley Act, we may not be able to obtain the independent accountant certifications required by the Sarbanes-Oxley Act.

Mergers of the type we just completed are usually heavily scrutinized by the SEC and we may encounter difficulties or delays in obtaining future regulatory approvals.

Historically, the SEC and Nasdaq have not generally favored transactions in which a privately-held company merges into a largely inactive company with publicly traded stock, and there is a significant risk that we may encounter difficulties in obtaining the regulatory approvals necessary to conduct future financing or acquisition transactions, or to eventually achieve a listing of shares on one of the Nasdaq Stock Markets or on a national securities exchange. The SEC has adopted rules dealing with private company mergers into dormant or inactive public companies. As a result, it is likely that we will be scrutinized carefully by the SEC and possibly by the National Association of Securities Dealers (NASD) or Nasdaq, which could result in difficulties or delays in achieving SEC clearance of any future registration statements, including the registration statement we must file as a result of the Private Placement, or other SEC filings that we may pursue, in attracting NASD-member broker-dealers to serve as market-makers in our stock, or in achieving admission to one of the Nasdaq Stock Markets or any other national securities market. As a consequence, our financial condition and the value and liquidity of our shares may be negatively impacted.

Because WaferGen has become public by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

There may be risks associated with WaferGen’s becoming a public company through a “reverse merger.” Securities analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will, in the future, want to conduct any secondary offerings on our behalf. Also, if securities analysts do not cover our common stock, the lack of research coverage may adversely affect its market price.

Risks Related to Our Common Stock

We may be unable to register for resale all of our shares of common stock included within the units sold in the Private Placement, in which case a stockholder will need to rely on an exemption from the registration requirements in order to sell such shares.

We are obligated to file a “resale” registration statement with the SEC that covers all of our shares of common stock included within the units sold in the Private Placement within 120 days after the initial closing of the Private Placement. If the registration statement is not timely filed or fails to be declared effective by the SEC within 120 days after the date on which we have filed it, then we must pay liquidated damages in the amount of 1.25% of the purchase price of the securities being registered to the investors in the Private Placement, per month, subject to certain limitations and subject to a maximum limit of 15%, or 7% in certain circumstances. Although we believe that we will be able to take all steps necessary to permit the SEC to declare our registration statement effective, it is possible that the SEC may, by application of policies or procedures, which may change over time, delay the effectiveness of the registration statement or make it impractical for us to respond to the SEC in a manner which permits the SEC to declare the registration statement effective.

In certain circumstances, the SEC may take the view that the private placement requires us to register the issuance of the securities as a primary offering. Without sufficient disclosure of this risk, rescission of the private placement could be sought by investors or an offer of rescission may be mandated by the SEC, which would result in a material adverse affect to us. To date, the SEC has not made any formal statements or proposed or adopted any new rules or regulations regarding interpretations of Rule 415 promulgated under the Securities Act, as such rule applies to resale registration statements. However, investors should be aware of the risks that interpretive positions taken with respect to Rule 415, or similar rules or regulations adopted subsequent to the date of this Current Report, could have on the manner in which our common stock may be registered or our ability to register the common stock for resale.

If we are not able to cause the registration statement to be declared effective, then investors will need to rely on exemptions from the registration requirements of the Securities Act, such as Rule 144. Such exemptions typically limit the amount of shares that an investor can sell, require that the shares be sold in certain types of transactions, require that the investor have held the shares to be sold for a minimum period of time and limit the number of times that an investor may sell its shares. Penalties payable to investors in the Private Placement will be limited with respect to shares not registered as a result of Rule 415.

Stockholders may have difficulty trading and obtaining quotations for our common stock.

Our common stock is currently eligible for quotation on the OTC Bulletin Board under the symbol “WGBS.OB.” Our common stock is not actively traded and an active market may not develop. As a result, a stockholder may find it difficult to dispose of, or to obtain accurate quotations of the price of, shares of our common stock. This may severely limit the liquidity of our common stock, and may likely have a material adverse effect on the market price of our common stock and on our ability to raise additional capital.

Applicable SEC rules governing the trading of “penny stocks” limit the trading and liquidity of our common stock and may negatively affect the trading price of our common stock.

If our common stock trades below $5.00 per share, our common stock will be considered a “penny stock” and subject to SEC rules and regulations which impose limitations upon the manner in which such shares may be publicly traded. These regulations require the delivery, before any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser’s written agreement to a transaction before sale.

These regulations may likely have the effect of limiting the trading activity of our common stock and reducing the liquidity of an investment in our common stock.

Stockholders may experience dilution of their ownership interests because of the future issuance of additional shares of our common stock and our preferred stock.

In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders. We are authorized to issue an aggregate of 310,000,000 shares of capital stock consisting of 300,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of “blank check” preferred stock, par value $0.001 per share, with such preferences and rights as may be determined by our board of directors at the time of issuance. Specifically, our board of directors has the authority to issue preferred stock without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of common stock. In addition, our board of directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into common stock, which could decrease the relative voting power of the common stock or result in dilution to our existing stockholders. We may also issue additional shares of common stock or other securities that are convertible into or exercisable for common stock in connection with hiring or retaining employees, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes. The future issuance of any such additional shares of our common stock may create downward pressure on the trading price of our common stock. There can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with any capital raising efforts, including at a price (or exercise prices) below the price at which shares of our common stock are then traded.

Security Ownership of Certain Beneficial Owners and Management

The following tables set forth certain information regarding the beneficial ownership of our common stock taking into account the consummation of the Merger, the closing of the Private Placement and the consummation of the Split-Off, by (i) each person who, to our knowledge, owns more than 5% of our common stock, (ii) each of our directors and executive officers, and (iii) all of our executive officers and directors as a group. Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power and that person’s address is c/o WaferGen Bio-systems, Inc., Bayside Technology Center, 46571 Fremont Blvd., Fremont, CA 94538. Shares of our common stock subject to options, warrants, or other rights currently exercisable or exercisable within 60 days of May 31, 2007, are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other person.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned(1)

5% Owners:
CSK-VC Life Science Investment Fund	1,690,610(2)	7.5%
The Shivji Family Trust dtd June 12, 2000	1,691,607(3)	7.5%
Cornell Capital Partners, L.P.	1,733,333(4)	7.6%

Directors and Executive Officers:
Alnoor Shivji	3,415,558(5)	15.1%
Makoto Kaneshiro	1,736,503(6)	7.7%
Victor Joseph	962,594(7)	4.3%
Amjad Huda	962,594(7)	4.3%
David Gelfand	21,637(8)	*
Mona Chadha	19,009(9)	*
Terry Osborn	7,458(10)	*
Dr. R. Dean Hautamaki	6,250(11)	*
Directors and Executive Officers as a Group (8 persons)	7,131,603(5)-(11)	30.9%

*	Less than 1%

(1)	Based on 22,392,974 shares of our common stock issued and outstanding.

(2)
Includes 50,000 shares of common stock issuable upon the exercise of currently exercisable warrants. Excludes 77,576 shares of common stock that are being held in escrow for two years in connection with the Merger, and over which CSK-VC Life Science Investment Fund (“CSK”) will not have voting or dispositive power within 60 days of May 31, 2007.

(3)
Includes 150,000 shares of common stock issuable upon the exercise of currently exercisable warrants. Excludes 54,821 shares of common stock that are being held in escrow for two years in connection with the Merger, and over which The Shivji Family Trust dtd June 12, 2000 (the “Shivji Trust”) will not have voting or dispositive power within 60 days of May 31, 2007.

(4)	Includes 400,000 shares of common stock issuable upon the exercise of currently exercisable warrants.

(5)	Includes (i) 115,442 shares of common stock issuable upon the exercise of currently exercisable warrants, (ii) 6,944 shares of common stock issuable upon the exercise of currently exercisable options, (iii) 1,541,607 shares of common stock held by The Shivji Trust and (iv) 150,000 shares of common stock issuable upon the exercise of currently exercisable warrants held by the Shivji Trust. Mr. Shivji and his wife are the co-trustees of the Shivji Trust. Mr. Shivji disclaims beneficial ownership of the shares held by the Shivji Trust, except to the extent he has a pecuniary interest therein. Includes an aggregate of 410,726 shares of common stock that are being held in escrow for two years in connection with the Merger, and over which Mr. Shivji currently has voting but not dispositive power pursuant to an Escrow Agreement among WBSI, Mr. Shivji and Gottbetter & Partners, LLP, as Escrow Agent. Mr. Shivji disclaims beneficial ownership of the shares held in escrow, except to the extent he has a pecuniary interest therein. Does not include options to purchase 159,722 shares of common stock that are not currently exercisable.

(6)
Consists of (i) 45,893 shares of common stock issuable upon the exercise of currently exercisable options, (ii) 50,000 shares of common stock issuable upon the exercise of currently exercisable warrants held by CSK, and (iii) 1,640,610 shares of common stock held by CSK. Mr. Kaneshiro has voting and dispositive power over all of the securities held by CSK. Excludes 77,576 shares of common stock that are being held in escrow for two years in connection with the Merger, and over which CSK will not have voting or dispositive power within 60 days of May 31, 2007.

(7)
Includes 141,923 shares of common stock issuable upon the exercise of currently exercisable options. Does not include options to purchase 159,723 shares of common stock that are not currently exercisable. Excludes 43,193 shares of common stock that are being held in escrow for two years in connection with the Merger, and over which the stockholder will not have voting or dispositive power within 60 days of May 31, 2007.

(8)
Includes 6,250 shares of common stock issuable upon the exercise of currently exercisable options. Does not include options to purchase 143,750 shares of common stock that are not currently exercisable. Excludes 810 shares of common stock that are being held in escrow for two years in connection with the Merger, and over which Mr. Gelfand will not have voting or dispositive power within 60 days of May 31, 2007.

(9)
Consists of 19,009 shares of common stock issuable upon the exercise of currently exercisable options. Does not include options to purchase 51,180 shares of common stock that are not currently exercisable.

(10)
Consists of 7,458 shares of common stock issuable upon the exercise of currently exercisable options. Does not include options to purchase 20,078 shares of common stock that are not currently exercisable.

(11)
Consists of 6,250 shares of common stock issuable upon the exercise of currently exercisable options. Does not include options to purchase 143,750 shares of common stock that are not currently exercisable.

Executive Officers and Directors

The following persons became our executive officers and directors upon effectiveness of the Merger and hold the positions set forth opposite their respective names.

Name	Age	Position
Alnoor Shivji	50	Chief Executive Officer, President and Chairman of the Board
Victor Joseph	55	Chief Technical Officer, Secretary and Director
Amjad Huda	46	Chief Financial Officer, Treasurer and Director
Terry Osborn	63	Chief Operating Officer
David Gelfand	62	Chief Scientific Officer
Mona Chadha	47	Vice President, Marketing and Business Development
Makoto Kaneshiro	48	Director
R. Dean Hautamaki	44	Director

Four of the directors were the former directors of WaferGen (Messrs. Shivji, Joseph, Huda and Kaneshiro). Our directors hold office for one-year terms until the earlier of their death, resignation or removal or until their successors have been elected and qualified. Our officers are elected annually by the board of directors and serve at the discretion of the board.

Biographies

Alnoor Shivji, Chief Executive Officer, President and Chairman of the Board. Mr. Shivji has served as our Chief Executive Officer, President and Chairman of the Board since the closing of the Merger. He is a co-founder of WaferGen and has served as its Chief Executive Officer and President since April 1, 2003, and as Chairman of the Board since October 2002. Between December 2003 and July 2006, he was also the Investment Director at VPSA, Inc. in Paris, France, and between October 2001 and February 2002, he was the President and CEO of Redwave Networks, Inc. From April 2001 to August 2001, Mr. Shivji was President of Metro Switching Division of Ciena Corp. Between August 1998 and March 2001, he was the Founder, President and CEO of Cyras Systems. He co-founded Fiberlane Communications, Inc. and was President of Fiberlane Communications (Canada), Inc. from December 1996 to April 1998. Mr. Shivji also co-founded Osiware, an enterprise software company sold to Infonet Services Corporation, which was later bought by BT Group plc. Currently, he is a General Partner with Global Asset Capital, a venture capital firm with which he has been associated since March 2002, and has a long history advising and investing in Silicon Valley startups. Mr. Shivji has a BS degree from University of British Columbia.

Victor Joseph, Chief Technical Officer, Secretary and Director. Mr. Joseph has served as our Chief Technical Officer, Secretary and a director since the closing of the Merger. He is a co-founder of WaferGen and has served as its Chief Technical Officer and Secretary since April 1, 2003, and as a director since October 2002. Mr. Joseph has over 20 years of experience working in research and development, manufacturing, consulting and management in a variety of industries including Semiconductor IC, inkjet, personal computers, optical communication, disk drives and specialty chemicals. Between April 2001 and March 2003 he was the Vice President of the Switching Products Group of Avrio Technologies. From January 2000 to April 2001 he was a Technology Assessment Manager with Cisco Systems, Inc. and served as a Senior Business Development Manager and Senior Engineer with Hewlett-Packard Company between November 1993 and January 2000. Throughout his career, Mr. Joseph has maintained his intellectual property through patents, of which he currently holds three in inkjet technology, one in fiber optic switch technology, one in integrated biochip technology and seven in-house pending patents. He holds a Masters of Science from the University of Toronto in IE/OR and BS ChemE from REC Warangal, India.

Amjad Huda, Chief Financial Officer, Treasurer and Director. Mr. Huda has served as our Chief Financial Officer, Treasurer and a director since the closing of the Merger. He is a co-founder of WaferGen and has served as its Chief Financial Officer and Treasurer since January 1, 2004, and as a director since October 2002. In addition to his role as the Chief Financial Officer, he served as WaferGen’s Chief Operations Officer from January 2004 to February 2007. Between September 1997 and December 2003, he worked for Nortel Networks Corporation in its international research and development operations. Between September 1995 and September 1997, Mr. Huda worked for KPMG, LLP; between March 1991 and August 1995, Mr. Huda worked for Coopers & Lybrand (now PriceWaterhouseCoopers); and between September 1985 and February 1991, Mr. Huda worked for

General Foods (now Kraft Foods, Inc.). Mr. Huda holds a Bachelor of Science in Industrial Engineering from St. Cloud State University and an MBA in Finance from Golden Gate University.

Dr. Terry W. Osborn, Chief Operating Officer. Dr. Osborn has served as our Chief Operating Officer since the closing of the Merger. He joined WaferGen in July 2006 as a consultant and became its Chief Operating Officer in February 2007. Between October 2002 and December 2005, Dr. Osborn was the Chief Executive Officer of Gene Express, leading that company from its initial development, commercialization and growth activities through the launch of its first “genomic biomarker” product to blue-chip pharmaceutical customers, while concurrently securing new capital funding. From October 1999 to February 2002, Dr. Osborn was the Chief Executive Officer of Pharmaceutical Development Center. Before that, from 1993 to 1998, he was co-founder and Chief Executive Officer of Health Advance Institute - Medical Research Centers. Between 1988 and 1993, he was Vice President and General Manager at the Nichols Institute. Prior to that time, Dr. Osborn gained his research and development, clinical research and business development experience with American Hospital Supply Corp. and Eli Lilly and Company. He serves on the Board of Directors of Advanced Life Sciences Holdings, Inc. (NASDAQ:ADLS), and holds a Ph.D. in Biochemistry from University of California Riverside, and an MBA from Pepperdine University.

Dr. David Gelfand, Chief Scientific Officer. Dr. Gelfand has served as our Chief Scientific Officer since the closing of the Merger. He joined WaferGen in February 2007 as Chief Scientific Officer. Between October 2005 and August 2006, Dr. Gelfand worked as a consultant in the fields of molecular diagnostics, nucleic acid amplification, DNA sequencing and genotyping. From December 1991 to October 2005, Dr. Gelfand worked for Roche Molecular Systems, Inc., performing in vitro molecular diagnostics tests, discovery research and development for molecular research reagents. While at Roche Molecular Systems, Inc., Dr. Gelfand was vice president of the discovery research division and a director of the program in core research. He received his Ph.D. in Biology from University of California, San Diego.

Mona Chadha, Vice President, Marketing and Business Development. Ms. Chadha has served as our Vice President of Marketing and Business Development since the closing of the Merger. She joined WaferGen in July 2006 as its Vice President, Marketing and Business Development. Ms. Chadha has over 15 years of experience in global product commercialization for leading biotechnology companies. From July 2003 through July 2006, she was the Associate Director of Technology Marketing at Nektar Therapeutics, where she led the company’s repositioning and branding efforts and co-marketing of inhaled insulin. She spent nine years with Applied Biosystems Group (Applera Corporation), from 1993 through 2001, in multiple top tier jobs, including Product Manager, Senior Product Manager and Product Line Manager. Before joining Applied Biosystems, she was with CLONTECH Laboratories, Inc. during 1992 and 1993 as product manager and worked between 1988 and 1992 at Pharmacia LKB Biotechnology, Inc. as a Technical Specialist and Marketing Applications Specialist. She holds a double Masters degree in Cell Biology and Anatomy from Columbia University and Microbiology from India and completed the Executive Marketing Management Certificate Program at Stanford University.

Makoto Kaneshiro, Director. Mr. Kaneshiro has served as our director since the closing of the Merger. He has served as a director of WaferGen since March 2005. Mr. Kaneshiro is the Executive Director of Overseas Investment for CSK Venture Capital Co., Ltd., where he has been since 2001. Previously, Mr. Kaneshiro was executive vice president of Sega.com and Sega of America. Before Sega, he was with the business development and corporate planning team of Sony Corporation of America. From 2003 to 2004, Mr. Kaneshiro was a member of the Board of Directors of Sega Corporation and is currently a member of the Board of Directors of CSK Institute for Sustainability. He holds an MBA from Yale University.

Dr. R. Dean Hautamaki, Director. Dr. Hautamaki has served as our director since the closing of the Merger. Dr. Hautamaki is a practicing physician and since January 2005 has been the Assistant Clinical Professor of Medicine at the Florida State University College of Medicine in Tallahassee, Florida. From September 2003 to December 2005, Dr. Hautamaki was the Chairman of the Department of Medicine at Sarasota Memorial Hospital in Sarasota, Florida. From September 1997 through December 2005, he was a partner at Lung Associates of Sarasota in Srasota, Florida. Dr. Hautamaki has authored over 12 papers and presented in several conferences.

There are no family relationships among our directors and executive officers.

Executive Compensation

Summary Compensation Table

The table below sets forth, for the last two fiscal years, the compensation earned by our Chief Executive Officer and the two most highly compensated executive officers who received annual compensation in excess of $100,000.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	Total ($)

Alnoor Shivji	2006	200,000	50,000(2)	575,450(3)	825,450
Chief Executive Officer	2005	183,333(1)	0	0	183,333
Victor Joseph	2006	200,000	50,000(2)	0	250,000
Chief Technology Officer	2005	183,333(1)	0	0	183,333
Amjad Huda	2006	200,000	50,000(2)	0	250,000
Chief Financial Officer	2005	183,333(1)	0	0	183,333

(1)	Annual salary of $200,000 commenced on February 25, 2005, the date of executive officer’s employment agreement with WaferGen.

(2)	Bonus was earned in 2006 but is payable in 2007.

(3)
The value of the Option Award has been computed in accordance with Statement of Financial Accounting Standards (SFAS) No. 123R, “Share-Based Payment,” which requires that we recognize as compensation expense the value of all stock-based awards, including stock options, granted to employees in exchange for services over the requisite service period, which is typically the vesting period. For more information, see Exhibit 99.1, Notes to the Financial Statements.

Outstanding Equity Awards at Fiscal Year-End

As of December 31, 2006, there were no outstanding equity awards held by executive officers of either WaferGen or WBSI.

Agreements with Executive Officers

Alnoor Shivji

We have entered into an employment agreement with Alnoor Shivji to serve as our Chairman and Chief Executive Officer, for renewable one year terms. Pursuant to this employment agreement, Mr. Shivji is entitled to receive an annual base salary of $250,000, subject to annual reviews by our Compensation Committee, or if we do not have a Compensation Committee, by our board of directors. Mr. Shivji is also entitled to a performance-based bonus of up to 25% of his salary. Upon execution of his employment agreement, we granted Mr. Shivji an option to purchase 166,666 shares of our common stock at an exercise price of $1.50 per share, which option shall vest in equal monthly installments over four years. If we terminate Mr. Shivji’s employment without cause or if Mr. Shivji resigns for good reason, we will pay Mr. Shivji his then current annual base salary for one year, payable in accordance with standard payroll procedures, any earned but unpaid base salary, any unpaid pro rata annual bonus and any amounts necessary to reimburse Mr. Shivji for employment related expenses and for unused, but accrued, vacation days. Our failure to renew this agreement for any subsequent one-year term shall be deemed to be a termination without cause. This agreement prohibits Mr. Shivji from competing with us for the greater of (i) one year after the termination of his employment or (ii) the length of time Mr. Shivji receives severance payments from us.

Amjad Huda

We have entered into an employment agreement with Amjad Huda to serve as our Chief Financial Officer and Treasurer, for renewable one year terms. Pursuant to this employment agreement, Mr. Huda is entitled to receive an annual base salary of $250,000, subject to annual reviews by our Compensation Committee, or if we do not have a Compensation Committee, by our board of directors. Mr. Huda is also entitled to a performance-based bonus of up to 25% of his salary. Upon execution of his employment agreement, we granted Mr. Huda an option to purchase 166,667 shares of our common stock at an exercise price of $1.50 per share, which option shall vest in equal monthly installments over four years. If we terminate Mr. Huda’s employment without cause or if Mr. Huda resigns for good reason, we will pay Mr. Huda his then current annual base salary for one year, payable in accordance with standard payroll procedures, any earned but unpaid base salary, any unpaid pro rata annual bonus and any amounts necessary to reimburse Mr. Huda for employment related expenses and for unused, but accrued, vacation days. Our failure to renew this agreement for any subsequent one-year term shall be deemed to be a termination without cause. This agreement prohibits Mr. Huda from competing with us for the greater of (i) one year after the termination of his employment or (ii) the length of time Mr. Huda receives severance payments from us.

Victor Joseph

We have entered into an employment agreement with Victor Joseph to serve as our Chief Technical Officer and Secretary, for renewable one year terms. Pursuant to this employment agreement, Mr. Joseph is entitled to receive an annual base salary of $250,000, subject to annual reviews by our Compensation Committee, or if we do not have a Compensation Committee, by our board of directors. Mr. Joseph is also entitled to a performance-based bonus of up to 25% of his salary. Upon execution of his employment agreement, we granted Mr. Joseph an option to purchase 166,667 shares of our common stock at an exercise price of $1.50 per share, which option shall vest in equal monthly installments over four years. If we terminate Mr. Joseph’s employment without cause or if Mr. Joseph resigns for good reason, we will pay Mr. Joseph his then current annual base salary for one year, payable in accordance with standard payroll procedures, any earned but unpaid base salary, any unpaid pro rata annual bonus and any amounts necessary to reimburse Mr. Joseph for employment related expenses and for unused, but accrued, vacation days. Our failure to renew this agreement for any subsequent one-year term shall be deemed to be a termination without cause. This agreement prohibits Mr. Joseph from competing with us for the greater of (i) one year after the termination of his employment or (ii) the length of time Mr. Joseph receives severance payments from us.

Director Compensation

We issued options to purchase 150,000 shares of our common stock to Dr. R. Dean Hautamaki, one of our independent directors, upon his becoming a director at the closing of the Merger. We currently do not have a set compensation package for members of our board of directors for acting as such, but we expect to establish these arrangements in the near future.

Board of Directors and Corporate Governance

Upon the closing of the Merger, Matthew Markin and Maria Maribel Jaramillo De La O, the members of the board of directors of WBSI at such time, resigned and simultaneously therewith a new board of directors was appointed. The new board of directors consists of four members designated by WaferGen (Alnoor Shivji, Victor Joseph, Amjad Huda and Makoto Kaneshiro), and one member designated by WBSI’s stockholders (Dr. R. Dean Hautamaki).

Code of Ethics

As of the date hereof, we have not adopted a written code of ethics that applies to our principal executive officer, principal financial officer or controller, or persons performing similar functions. We intend to adopt a written code of ethics in the near future.

Board Committees

We intend to appoint such persons to the board of directors and committees of the board of directors as are expected to be required to meet the corporate governance requirements imposed by a national securities exchange, although we are not required to comply with such requirements until we elect to seek listing on a securities exchange. We intend that a majority of our directors will be independent directors, of which at least one director will qualify as an “audit committee financial expert,” within the meaning of Item 407(d)(5) of Regulation S-B, as promulgated by the SEC. Additionally, the board of directors is expected to appoint an audit committee, nominating committee and compensation committee, and to adopt charters relative to each such committee, in the near future. We do not currently have an “audit committee financial expert” since we currently do not have an audit committee in place.

Stock Incentive Plans

On January 10, 2003, WaferGen’s board of directors and stockholders adopted the 2003 Stock Incentive Plan (the “2003 Plan”). Under the 2003 Plan, WaferGen was authorized to issue incentive stock options intended to qualify under Section 422 of the Code, non-qualified stock options and restricted stock. The 2003 Plan was administered by WaferGen’s board of directors. At the time of the Merger, there were 1,241,000 WaferGen stock options outstanding under the 2003 Plan that were exchanged in the Merger for options to purchase 670,035 shares of WBSI’s common stock under the 2003 Plan with a weighted average exercise price of approximately $.24 per share. There will be no additional options granted under the 2003 Plan.

On January 31, 2007, our board of directors and stockholders adopted the 2007 Stock Option Plan (the “2007 Plan”). The purpose of the 2007 Plan is to provide an incentive to attract and retain directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage a sense of proprietorship and to stimulate an active interest of such persons into our development and financial success. Under the 2007 Plan, we are authorized to issue incentive stock options intended to qualify under Section 422 of the Code, non-qualified stock options and restricted stock. The 2007 Plan will be administered by our board of directors. On the closing date of the Merger, certain of our executive officers and directors were granted options to purchase WBSI’s common stock exercisable at $1.50 per share as follows:

NAME	SHARES	VESTING SCHEDULE	EXPIRATION
Alnoor Shivji	166,666	1/48 each month for four years	10 years from date of grant
Victor Joseph	166,667	1/48 each month for four years	10 years from date of grant
Amjad Huda	166,667	1/48 each month for four years	10 years from date of grant
David Gelfand	150,000	1/48 each month for four years	10 years from date of grant
R. Dean Hautamaki	150,000	1/48 each month for four years	10 years from date of grant

Certain Relationships and Related Transactions

Transactions with WBSI Directors

Immediately after the closing of the Merger, under the terms of a Split-Off Agreement, WBSI transferred all of its pre-Merger operating assets and liabilities to its wholly-owned subsidiary, La Burbuja Leaseco, Inc., a Nevada corporation (“Leaseco”). WBSI then transferred all of the outstanding capital stock of Leaseco, in connection with the Split-Off, to Maria Maribel Jaramillo De La O, the major stockholder and director of WBSI prior to the Merger, in exchange for cancellation of 4,277,778 shares of WBSI’s common stock held by such stockholder.

On June 27, 2006, WBSI issued a total of 1,100,000 shares of its common stock to Maria Maribel Jaramillo De La O, its sole officer and director at such time, for an aggregate purchase price of $11,000. Such person was deemed a promoter of WBSI, and is a non-United States resident. None of the securities were sold through an underwriter and accordingly there were no underwriting discounts or commissions involved.

Transactions with WaferGen Founders and Executive Officers

On January 2, 2005, WaferGen completed the sale of 1,200,000 shares of its common stock, 400,000 shares to each of Alnoor Shivji, Amjad Huda and Victor Joseph, for a purchase price of $0.0001 per share, or an aggregate of $120.

On November 11, 2006, WaferGen granted to Alnoor Shivji an option to purchase 471,698 shares of WaferGen’s Series A Preferred Stock at a purchase price of $0.14 per share until the earlier of two years from the date of grant and the occurrence of certain circumstances. On February 7, 2007, Mr. Shivji exercised his warrant in full and received 471,698 shares of WaferGen Series A Preferred Stock for aggregate consideration of $66,037.

On January 3, 2007, WaferGen granted 250,000 shares of restricted common stock to each of Alnoor Shivji, Amjad Huda and Victor Joseph under the 2003 Plan for their services to WaferGen as officers and directors. Messrs. Huda and Joseph did not accept the grant of restricted shares and in lieu of such grants of restricted stock, WaferGen granted each of them options to purchase 250,000 shares of WaferGen’s common stock at an exercise price of $.25 per share under the 2003 Plan (which will be exchanged for options to purchase 134,979 shares of WBSI’s common stock by each of such holders at an exercise price of $.46 per share upon the Merger). The restricted shares held by Mr. Shivji and the options held by Messrs. Huda and Joseph vest monthly over a period of four years. However, upon the closing of the Merger, these options and shares of restricted stock became immediately vested.

On January 1, 2007, WaferGen borrowed $162,000 from Mr. Shivji in exchange for two promissory notes. On January 30, 2007, Mr. Shivji and WaferGen entered into a Note and Warrant Purchase Agreement, pursuant to which Mr. Shivji was granted the right purchase up to $300,000 of promissory notes and warrants to purchase up to 98,684 shares of WaferGen’s common stock, subject to adjustment. Pursuant to this Agreement, on January 30, 2007, Mr. Shivji purchased three promissory notes in the aggregate principal amount of $262,000 by converting his earlier loans for $162,000 and advancing $100,000 of additional funds to WaferGen, and three warrants to purchase an aggregate of 86,182 shares of WaferGen’s Series B Preferred Stock at a purchase price of $0.76 per share until the earlier of (i) five years from the date of grant or (ii) the date WaferGen closes its initial public offering. The notes issued to Mr. Shivji bear interest at the rate of 7% per annum and were due and payable on March 30, 2007.

On February 28, 2007, Mr. Shivji and WaferGen amended the terms of the Note and Warrant Purchase Agreement to allow for the purchase by Mr. Shivji of up to $400,000 of promissory notes and warrants to purchase up to 131,579 shares of WaferGen’s common stock, subject to adjustment. In connection with this amendment, on February 28, 2007, Mr. Shivji purchased an additional promissory note in the principal amount of $138,000 and a five year warrant to purchase an additional 45,395 shares of WaferGen’s Series B Preferred Stock at a purchase price of $0.76 per share. The note issued to Mr. Shivji bears interest at the rate of 7% per annum and was due and payable on March 30, 2007.

On March 30, 2007, Mr. Shivji and WaferGen amended the terms of the Note and Warrant Purchase Agreement to allow for the purchase by Mr. Shivji of up to $650,000 of promissory notes and warrants to purchase up to 213,816 shares of WaferGen’s common stock, subject to adjustment. In connection with this amendment, on March 30, 2007, Mr. Shivji purchased an additional promissory note in the principal amount of $250,000 and a five year warrant to purchase an additional 82,237 shares of WaferGen’s Series B Preferred Stock at a purchase price of $0.76 per share. The note issued to Mr. Shivji bears interest at the rate of 7% per annum and was due and payable on April 30, 2007.

On May 14, 2007, Mr. Shivji made an additional loan to WaferGen in the amount of $100,000. There were no warrants issued in connection with this loan. The note issued to Mr. Shivji bears interest at the rate of 7% per annum and is due and payable on June 30, 2007.

On March 30, 2007, pursuant to several Allonges between WaferGen and Mr. Shivji, the maturity date of each outstanding note issued pursuant to the Note and Warrant Purchase Agreement, as amended, was extended from March 30, 2007 to April 30, 2007. Similarly, on May 14, 2007, pursuant to several Second Allonges between WaferGen and Mr. Shivji, the maturity date of each outstanding note issued pursuant to the Note and Warrant Purchase Agreement, as amended, was further extended from April 30, 2007 to June 30, 2007.

In connection with the Private Placement, Mr. Shivji converted $240,000 of his indebtedness from WaferGen at Closing into 160,000 units, $150,000 was repaid out of the proceeds, and the balance of $360,000 (plus accrued and unpaid interest) will be repaid in accordance with the terms of the notes. In addition, following the Private Placement and the Merger, Mr. Shivji’s warrants to purchase 213,816 shares of WaferGen’s common stock with an exercise price of $0.76 per share, were converted into warrants to purchase 115,442 shares of WBSI’s common stock at an exercise price of $1.41 per share.

In accordance with the Merger Agreement, 5% of the shares of common stock issuable to the former stockholders of WaferGen in the Merger are being held in escrow for two years, pursuant to the terms of an Escrow Agreement among WBSI, Alnoor Shivji and Gottbetter & Partners, LLP, as Escrow Agent, in order to secure certain indemnification obligations under the Merger Agreement. The Escrow Agreement provides that Mr. Shivji shall have the right to direct the Escrow Agent in writing as to the exercise of any voting rights pertaining to the escrow shares.

Board Independence

Mr. Kaneshiro and Dr. Hautamaki qualify as “independent” directors, as that term is defined by applicable listing standards of The NASDAQ Stock Market and SEC rules, including the rules relating to the independence standards of an audit committee and the non-employee director definition of Rule 16b-3 promulgated under the Exchange Act.

Item 3.02	Unregistered Sales of Equity Securities

Sales by WaferGen

On January 2, 2005, WaferGen completed the sale of 1,200,000 shares of its common stock to Alnoor Shivji, Amjad Huda and Victor Joseph for an aggregate purchase price of $120. Messrs, Shivji, Huda and Joseph are accredited investors as defined under Regulation D, Rule 501(a) promulgated by the SEC.

On February 25, 2005, WaferGen completed the sale of 5,114,106 shares of its Series A Preferred Stock for an aggregate purchase price of $2,710,476. On August 24, 2005, WaferGen completed the sale of an additional 801,113 shares of its Series A Preferred Stock for an aggregate purchase price of $424,590. The sales were made to accredited investors as defined under Regulation D, Rule 501(a) promulgated by the SEC and to non-U.S. Persons as that term is used under Regulation S promulgated by the SEC.

On February 15, 2006, WaferGen completed the sale of 2,052,552 shares of its Series B Preferred Stock for an aggregate purchase price of $1,559,941. The sales were made to accredited investors as defined under Regulation D, Rule 501(a) promulgated by the SEC and to non-U.S. Persons as that term is used under Regulation S promulgated by the SEC.

On January 1, 2007, WaferGen borrowed $162,000 from Alnoor Shivji in exchange for two promissory notes. On January 30, 2007, Alnoor Shivji and WaferGen entered into a Note and Warrant Purchase Agreement, pursuant to which Mr. Shivji was granted the right purchase up to $300,000 of promissory notes and warrants to purchase up to 98,684 shares of WaferGen’s common stock, subject to adjustment. Pursuant to this Agreement, on January 30, 2007, Mr. Shivji purchased three promissory notes in the aggregate principal amount of $262,000, by converting his earlier loans for $162,000 and advancing $100,000 in new funds to WaferGen, and three warrants to purchase an aggregate of 86,182 shares of WaferGen’s Series B Preferred Stock at a purchase price of $0.76 per share until the earlier of (i) five years from the date of grant or (ii) the date WaferGen closes its initial public offering. The notes issued to Mr. Shivji bear interest at the rate of 7% per annum and are due and payable on June 30, 2007.

On February 28, 2007, Mr. Shivji and WaferGen amended the terms of the Note and Warrant Purchase Agreement to allow for the purchase by Mr. Shivji of up to $400,000 of promissory notes and warrants to purchase up to 131,579 shares of WaferGen’s common stock, subject to adjustment. In connection with this amendment, on February 28, 2007, Mr. Shivji purchased an additional promissory note in the principal amount of $138,000 and a five-year warrant to purchase an additional 45,397 shares of WaferGen’s Series B Preferred Stock at a purchase price of $0.76 per share. The note issued to Mr. Shivji bears interest at the rate of 7% per annum and is due and payable on June 30, 2007.

On March 30, 2007, Mr. Shivji and WaferGen amended the terms of the Note and Warrant Purchase Agreement to allow for the purchase by Mr. Shivji of up to $650,000 of promissory notes and warrants to purchase up to 213,816 shares of WaferGen’s common stock, subject to adjustment. In connection with this amendment, on March 30, 2007, Mr. Shivji purchased an additional promissory note in the principal amount of $250,000 and a five-year warrant to purchase an additional 82,237 shares of WaferGen’s Series B Preferred Stock at a purchase price of $0.76 per share. The note issued to Mr. Shivji bears interest at the rate of 7% per annum and is due and payable on June 30, 2007.

On May 14, 2007, Mr. Shivji made an additional loan to WaferGen in the amount of $100,000. There were no warrants issued in connection with this loan. The note issued to Mr. Shivji bears interest at the rate of 7% per annum and is due and payable on June 30, 2007. Mr. Shivji is an accredited investor as defined under Regulation D, Rule 501(a) promulgated by the SEC.

The transactions described above were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.

Sales by WBSI

Pre-Merger

On June 27, 2006, WBSI issued a total of 1,100,000 shares of its common stock to an officer and director for an aggregate purchase price of $11,000. This transaction was exempt from registration under Section 4(2) of the Securities Act. These securities were issued to a promoter of WBSI, who is a non-United States resident. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.

Merger

As of May 31, 2007, WBSI accepted subscriptions for a total of 7,178,444.33 units in the Private Placement, consisting of an aggregate of 7,178,447 shares of WBSI’s common stock and five-year warrants to purchase an aggregate of an additional 2,153,533 shares of WBSI’s common stock at an exercise price of $2.25 per share, at $1.50 per unit, pursuant to the terms of a Confidential Private Placement Memorandum, dated April 16, 2007. We received gross proceeds from such closing of the Private Placement of $10,767,666.50 (which includes $240,000 of outstanding indebtedness converted into units).

The Private Placement was made solely to “accredited investors,” as that term is defined in Regulation D under the Securities Act. The units and the common stock sold in the Private Placement were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.

Net proceeds received from the Private Placement are expected to be used for research and development, sales and marketing, an investor relations program and repayment of debt and for working capital and other general corporate purposes.

Rodman & Renshaw, LLC acted as the placement agent in the Private Placement (the “Placement Agent”). In connection with the closing of the Private Placement on May 31, 2007, the Company paid the Placement Agent: (i) a cash fee of $683,736.66 (equal to 7% of the aggregate purchase price paid by each purchaser of units in the Private Placement, other than up to $1,000,000 of units purchased by existing stockholders of WaferGen and units issued upon the conversion of outstanding indebtedness), (ii) five-year warrants to purchase 455,825 shares of our common stock (equal to 7% of the number of shares of our common stock on which the cash fee is payable for units sold in the Private Placement), at an exercise price of $2.25 per share, with mandatory registration rights covering the shares of common stock underlying the warrants, and (iii) reimbursement for all reasonable out of pocket expenses incurred in connection with the engagement, including, but not limited to, the reasonable expenses of counsel.

See Item 1.01 for a description of WBSI securities issued in connection with the Merger. The issuance of the securities in the Merger was not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.

Description of Capital Stock

Authorized Capital Stock

The Company has authorized 310,000,000 shares of capital stock, par value $0.001 per share, of which 300,000,000 are shares of common stock and 10,000,000 are shares of “blank-check” preferred stock.

Capital Stock Issued and Outstanding

After giving effect to the recent forward stock split, the issuance of 7,178,444.33 units in the Private Placement, the Split-Off, the grant of options under the 2007 Plan, the assumed options under the 2003 Plan, the warrants assumed in the Merger and the warrants issued in connection with the Private Placement, there are issued and outstanding securities of the Company on a fully diluted basis:

•	22,392,974 shares of common stock;

•	No shares of preferred stock;

•
Options to purchase an aggregate of 1,470,035 shares of common stock, of which options to purchase 670,035 shares were originally granted under the 2003 Plan with a weighted average exercise price of approximately $.24 per share and options to purchase 800,000 granted under the 2007 Plan with an exercise price of $1.50 per share; and

•
Warrants to purchase 2,724,800 shares of common stock, of which (i) warrants to purchase 2,153,533 shares of common stock were issued to investors in the Private Placement at an exercise price of $2.25 per share, (ii) warrants to purchase 455,825 shares of common stock were issued to the Placement Agent in connection with the Private Placement at an exercise price of $2.25 per share, and (iii) warrants to purchase 115,442 shares of common stock exchanged for outstanding warrants held by Alnoor Shivji, our Chairman and CEO, at an exercise price of $1.41 per share.

Description of Common Stock

The Company is authorized to issue 300,000,000 shares of common stock. The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Except as otherwise provided by law, and subject to any voting rights granted to holders of any preferred stock, amendments to the Articles of Incorporation generally must be approved by a majority of the votes entitled to be cast by all outstanding shares of common stock. The Articles of Incorporation do not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of preferred stock created by the Board of Directors from time to time, the holders of common stock will be entitled to such cash dividends as may be declared, if any, by the Board of Directors from funds available. Subject to any preferential rights of any outstanding series of preferred stock, upon liquidation, dissolution or winding up of the Company, the holders of common stock will be entitled to receive pro rata all assets available for distribution to such holders.

Description of Preferred Stock

The Company is authorized to issue 10,000,000 shares of “blank check” preferred stock, none of which as of the date hereof is designated or outstanding. The Board of Directors will be vested with authority to divide the shares of preferred stock into series and to fix and determine the relative designation, powers, preferences and rights of the shares of any such series and the qualifications, limitations, or restrictions or any unissued series of preferred stock.

Description of Options

We granted options to purchase 800,000 shares of our common stock to certain of our executive officers and directors, effective upon the closing of the Merger. All such options were issued pursuant to the 2007 Plan and are exercisable when vested at a price of $1.50 per share. There are also options to purchase 670,035 shares of common stock issued under the 2003 Plan held by former WaferGen option holders, with a weighted average exercise price of approximately $0.24 per share.

Description of Warrants

We issued five-year warrants to purchase 2,153,533 shares of our common stock, at an exercise price of $2.25 per share, to investors purchasing units in the Private Placement. The Placement Agent received warrants to purchase 455,825 shares of our common stock, at an exercise price of $2.25 per share, in connection with its efforts related to the Private Placement.

The warrants, at the option of the holder, may be exercised by cash payment of the exercise price or by “cashless exercise.” A “cashless exercise” means that in lieu of paying the aggregate purchase price for the shares being purchased upon exercise of the warrants in cash, the holder will forfeit a number of shares underlying the warrants with a “fair market value” equal to such aggregate exercise price. We will not receive additional proceeds to the extent that warrants are exercised by cashless exercise.

The exercise price and number of shares of our common stock issuable on exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. These warrants also provide the holders with weighted-average anti-dilution price protection.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we may, in our discretion, upon exercise, round up to the nearest whole number the number of shares of our common stock to be issued to the warrant holder or otherwise equitably adjust the exercise and exercise price per share.

In addition, in connection with the Merger, we issued warrants to purchase 115,442 shares of our common stock at a weighted average exercise price of $1.41 per share, to the holder of warrants to purchase WaferGen capital stock. The WaferGen warrants, which were issued in January 2007, February 2007 and March 2007, had a term of five years and were exercisable for cash or by means of a cashless exercise. The new Company warrants issued to such warrant holder have the same terms as the WaferGen warrants they replaced. The holder of the warrants is subject to a market standoff provision, pursuant to which the holder has agreed, in connection with an initial underwritten public offering of our common stock, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any of our securities for such period of time (not to exceed 180 days from the effective date of the registration with the SEC) as may be requested by us or the managing underwriters of such offering.

Registration Rights

We have agreed to file, within 120 days of the initial closing date of the Private Placement, a registration statement (the “Registration Statement”) registering for resale (i) the shares of common stock included in the units sold in the private placement, (ii) the shares of common stock underlying the warrants included in the units sold and (iii) the shares of common stock underlying the warrants issued to the Placement Agent in connection with the Private Placement, consistent with the terms and provisions of the Registration Rights Agreement from the Private Placement, attached hereto as Exhibit 10.20. We will use reasonable efforts to cause the Registration Statement to be declared effective by the SEC no later than 120 days after the date filed. We have agreed to maintain the effectiveness of the Registration Statement until the earlier of the date on which (i) all of the registrable shares may be resold by the selling stockholders thereunder without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold under the Registration Statement or Rule 144 under the Securities Act or any other rule of similar effect. We have agreed to pay monetary penalties equal to one and one-quarter percent (1.25%) of the gross proceeds of the Private Placement for each full month that, among other things, (i) we are late in filing the Registration Statement or (ii) the Registration Statement is late in being declared effective; provided, that the aggregate of any such penalties shall not exceed fifteen percent (15%) of the gross proceeds of the Private Placement. However, if the Registration Statement is not declared effective by the SEC within 120 days after it is filed, or if the SEC allows the Registration Statement to be declared effective, subject to the withdrawal of certain registrable securities, and the reason for each of the foregoing is the SEC’s determination that (x) the offering of any of the registrable securities constitutes a primary offering by us of our securities, (y) Rule 415 may not be relied upon for the registration of the resale of any or all of the registrable securities, and/or (z) a selling stockholder must be named as an underwriter, the overall limit of partial liquidated damages that a selling stockholder would be entitled to with respect to the registrable securities not registered is an aggregate of 7% of the aggregate purchase price paid by that selling stockholder.

Liability and Indemnification of Directors and Officers

Nevada Revised Statutes (“NRS”) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards.

Our Bylaws include an indemnification provision under which we have the power to indemnify our directors, officers, former directors and officers, or any person who serves or served at our request for our benefit as a director or officer of another corporation or our representative in a partnership, joint venture, trust, or other enterprise (including heirs and personal representatives) against all expenses, liability, and loss actually and reasonably incurred, including an amount paid to settle an action or satisfy a judgment to which the director or officer is made a party by reason of being or having been a director, officer, or representative of ours or any of our subsidiaries before the Merger. If Section 2115 of the CGCL is applicable to us, the law of California also will govern.

Our Articles of Incorporation provide a limitation of liability such that no director or officer shall be personally liable to us or any of our stockholders for damages for breach of fiduciary duty as a director or officer, involving any act or omission of any such director or officer, provided there was no intentional misconduct, fraud or a knowing violation of the law, or payment of dividends in violation of NRS Section 78.300.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Future Stock Issuances

Pursuant to the Subscription Agreement from the Private Placement, attached hereto as Exhibit 10.19, from the closing date of the Private Placement until ninety (90) days after the date the registration statement covering the common stock sold in the Private Placement is declared effective by the SEC, we may not issue or sell any shares of our common stock or any security that would entitle someone to acquire any common stock, except for (i) if the consent of two-thirds of the holders of Registrable Securities (as defined in the Registration Rights Agreement) is obtained or (ii) certain exempt issuances, such as (a) under employee stock or option plans; (b) upon the exercise or conversion of (x) any securities issued in connection with the Private Placement or the Merger or (y) existing convertible securities, options or warrants; (c) as a result of any stock split, combination, dividend, distribution, reclassification, exchange or substitution; (d) in connection with acquisitions by us; (e) to persons or entities with whom we have business relationships, wherein the principal purpose of the issuance is not for the purpose of raising capital or to an entity whose primary business is investing in securities; or (f) in lieu of repayment of indebtedness outstanding on the closing date of the Private Placement, at the then fair market value, not to exceed an aggregate of $250,000 amount of such indebtedness. Moreover, the Company may not issue securities or rights to acquire securities pursuant to clauses (a) or (f) above prior to the 90th day following the effectiveness of the Registration Statement at a price less than $1.50 per share of common stock. In addition, from the closing of the Private Placement until one hundred eighty (180) days following the date the Registration Statement is declared effective by the SEC, we are prohibited from effecting or entering into a Variable Rate Transaction (as defined in the Subscription Agreement).

Trading Information

Our common stock is currently approved for quotation on the OTC Bulletin Board maintained by the NASD under the symbol WGBS.OB, but is not trading. As soon as practicable, and assuming we satisfy all necessary initial listing requirements, we intend to apply to have our common stock listed for trading on the American Stock Exchange or The Nasdaq Stock Market, although we cannot be certain that any of these applications will be approved.

The transfer agent for our common stock is Continental Stock Transfer and Trust Company at 17 Battery Place, New York, New York 10004. We will serve as warrant agent for the outstanding warrants.

Item 5.01	Changes in Control of Registrant

Reference is made to the disclosure set forth under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

WBSI’s officers and directors resigned as of May 31, 2007, effective upon the closing of the Merger. Pursuant to the terms of the Merger Agreement, our new directors and officers are as set forth therein. Reference is made to the disclosure set forth under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On January 31, 2007, our board of directors approved an amendment to our articles of incorporation, recommending a change of our name from “La Burbuja Café, Inc.” to “WaferGen Bio-systems, Inc.” On January 31, 2007, stockholders representing the requisite number of votes necessary to approve an amendment to our articles of incorporation took action via written consent, approving the corporate name change. On January 31, 2007, we filed an Amended and Restated Articles of Incorporation with the Secretary of State of the State of Nevada.

On May 31, 2007, our board of directors approved a change in our fiscal year from a fiscal year ending June 30 to a fiscal year ending on December 31. The change in our fiscal year will take effect on May 31, 2007 and, therefore, there will be no transition period in connection with this change of fiscal year-end. Our 2007 fiscal year will end on December 31, 2007.

Item 5.06	Change in Shell Company Status

As a result of the consummation of the Merger described in Items 1.01 and 2.01 of this Current Report on Form 8-K, we believe that we are no longer a shell corporation as that term is defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act.

Item 9.01	Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired. In accordance with Item 9.01(a), (i) WaferGen’s audited financial statements for the fiscal years ended December 31, 2006 and 2005 are filed in this Current Report on Form 8-K as Exhibit 99.1 and (ii) WaferGen’s unaudited financial statements for the three-month interim periods ended March 31, 2007 and 2006 are filed in this Current Report on Form 8-K as Exhibit 99.2.

(b) Pro Forma Financial Information. In accordance with Item 9.01(b), our pro forma financial statements are filed in this Current Report on Form 8-K as Exhibit 99.3.

(d) Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibit No.	Description

2.1 (1)	Agreement and Plan of Merger and Reorganization, dated as of May 31, 2007, by and among WBSI, Wafergen Acquisition Corp., and WaferGen, Inc.
2.2 (1)	Certificate of Merger, dated as of May 31, 2007, of Wafergen Acquisition Corp. with and into WaferGen, Inc.
3.1 (2)	Certificate of Incorporation of WBSI
3.2 (3)	Certificate of Amendment to Certificate of Incorporation of WBSI, changing name to WaferGen Bio-Systems, Inc. and increasing the authorized capital
3.3 (4)	Bylaws of WBSI
10.1 (1)	WaferGen Bio-Systems, Inc. 2007 Stock Option Plan
10.2 (1)	Note and Warrant Purchase Agreement between WaferGen, Inc. and Alnoor Shivji, dated as of January 30, 2007
10.3 (1)	Form of 7% Promissory Notes, in the aggregate principal amount of $262,000, issued pursuant to the Note and Warrant Purchase Agreement, dated January 30, 2007,
10.4 (1)	Form of Warrants, made as of January 30, 2007, to purchase up to an aggregate of 86,182 shares of WaferGen’s Series B Preferred Stock
10.5 (1)	Amendment, dated February 28, 2007, to Note and Warrant Purchase Agreement, dated January 30, 2007
10.6 (1)	7% Promissory Note, dated February 28, 2007, in the principal amount of $138,000, issued pursuant to the Note and Warrant Purchase Agreement, dated January 30, 2007, as amended
10.7 (1)
Warrant, made as of February 28, 2007, to purchase up to 45,395 shares of WaferGen’s Series B Preferred Stock, issued pursuant to the Note and Warrant Purchase Agreement, dated January 30, 2007, as amended

10.8 (1)	Second Amendment, dated March 30, 2007, to Note and Warrant Purchase Agreement, dated January 30, 2007
10.9 (1)	7% Promissory Note, dated March 30, 2007, in the principal amount of $250,000, issued pursuant to the Note and Warrant Purchase Agreement, dated January 30, 2007, as amended
10.10 (1)
Warrant, made as of March 30, 2007, to purchase up to 82,237 shares of WaferGen’s Series B Preferred Stock, issued pursuant to the Note and Warrant Purchase Agreement, dated January 30, 2007, as amended

10.11 (1)	Form of Allonge to Promissory Notes, dated as of March 31, 2007
10.12 (1)	Third Amendment, dated May 14, 2007, to Note and Warrant Purchase Agreement, dated January 30, 2007
10.13 (1)	7% Promissory Note, dated May 14, 2007, in the principal amount of $100,000, issued pursuant to the Note and Warrant Purchase Agreement, dated January 30, 2007, as amended
10.14 (1)	Form of Second Allonge to Promissory Notes, dated as of May 14, 2007
10.15 (1)	Letter from Matthew Markin dated as of May 31, 2007, resigning as a director and officer of WBSI and its direct and indirect subsidiaries
10.16 (1)	Letter from Maria Maribel Jaramillo De La O dated as of May 31, 2007, resigning as a director and officer of WBSI and its direct and indirect subsidiaries
10.17 (1)	Placement Agency Agreement dated April 12, 2007, between WaferGen, Inc. and Rodman & Renshaw, LLC
10.18 (1)	Form of Lockup Agreement
10.19 (1)	Form of Subscription Agreement
10.20 (1)	Form of Registration Rights Agreement
10.21 (1)	Form of Warrants issued to investors in a private placement the initial closing of which was held on May 31, 2007
10.22 (1)	Form of Warrant issued to Placement Agent in connection with a private placement the initial closing of which was held on May 31, 2007
10.23 (1)	Escrow Agreement, dated as of May 31, 2007, among WBSI, Alnoor Shivji and Gottbetter & Partners, LLP, as Escrow Agent
10.24 (1)	Split-Off Agreement, dated as of May 31, 2007, between WBSI, WaferGen, Inc., La Burbuja Leaseco, Inc. and Maria Maribel Jaramillo de La O
10.25 (1)	General Release Agreement, dated as of May 31, 2007, among WBSI, Maria Maribel Jaramillo De La O, La Burbuja Leaseco, Inc. and WaferGen, Inc.
10.26 (1)	Employment Agreement dated May 31, 2007, between WBSI and Alnoor Shivji
10.27 (1)	Employment Agreement dated May 31, 2007, between WBSI and Amjad Huda
10.28 (1)	Employment Agreement dated May 31, 2007, between WBSI and Victor Joseph
99.1 (1)	WaferGen, Inc. financial statements for the fiscal years ended December 31, 2006 and 2005
99.2 (1)	WaferGen, Inc. financial statements for the three months ended March 31, 2007 and 2006 (unaudited) and the period from inception to March 31, 2007
99.3 (1)	Pro forma unaudited consolidated financial statements as of March 31, 2007 and for the three months ended March 31, 2007 and the year ended December 31, 2006

(1) Incorporated herein by reference to the indentically numbered Exhibit to the Company’s current Report on Form 8-K filed on June 5, 2007 that this Amendment No. 1 amends.

(2) Incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form SB-2 filed with the Commission on August 9, 2006.

(3) Incorporated herein by reference to Exhibit 3.1 to the Company’s current Report on Form 8-K filed with the Commission January 31, 2007.

(4) Incorporated herein by reference to Exhibit 3.2 to the Company’s Registration Statement on Form SB-2 filed with the Commission on August 9, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 11, 2007

WAFERGEN BIO-SYSTEMS, INC.

By:	/s/ Alnoor Shivji
Alnoor Shivji Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description

2.1 (1)	Agreement and Plan of Merger and Reorganization, dated as of May 31, 2007, by and among WBSI, Wafergen Acquisition Corp., and WaferGen, Inc.
2.2 (1)	Certificate of Merger, dated as of May 31, 2007, of Wafergen Acquisition Corp. with and into WaferGen, Inc.
3.1 (2)	Certificate of Incorporation of WBSI
3.2 (3)	Certificate of Amendment to Certificate of Incorporation of WBSI, changing name to WaferGen Bio-Systems, Inc. and increasing the authorized capital
3.3 (4)	Bylaws of WBSI
10.1 (1)	WaferGen Bio-Systems, Inc. 2007 Stock Option Plan
10.2 (1)	Note and Warrant Purchase Agreement between WaferGen, Inc. and Alnoor Shivji, dated as of January 30, 2007
10.3 (1)	Form of 7% Promissory Notes, in the aggregate principal amount of $262,000, issued pursuant to the Note and Warrant Purchase Agreement, dated January 30, 2007,
10.4 (1)	Form of Warrants, made as of January 30, 2007, to purchase up to an aggregate of 86,182 shares of WaferGen’s Series B Preferred Stock
10.5 (1)	Amendment, dated February 28, 2007, to Note and Warrant Purchase Agreement, dated January 30, 2007
10.6 (1)	7% Promissory Note, dated February 28, 2007, in the principal amount of $138,000, issued pursuant to the Note and Warrant Purchase Agreement, dated January 30, 2007, as amended
10.7 (1)
Warrant, made as of February 28, 2007, to purchase up to 45,395 shares of WaferGen’s Series B Preferred Stock, issued pursuant to the Note and Warrant Purchase Agreement, dated January 30, 2007, as amended

10.8 (1)	Second Amendment, dated March 30, 2007, to Note and Warrant Purchase Agreement, dated January 30, 2007
10.9 (1)	7% Promissory Note, dated March 30, 2007, in the principal amount of $250,000, issued pursuant to the Note and Warrant Purchase Agreement, dated January 30, 2007, as amended
10.10 (1)
Warrant, made as of March 30, 2007, to purchase up to 82,237 shares of WaferGen’s Series B Preferred Stock, issued pursuant to the Note and Warrant Purchase Agreement, dated January 30, 2007, as amended

10.11 (1)	Form of Allonge to Promissory Notes, dated as of March 31, 2007
10.12 (1)	Third Amendment, dated May 14, 2007, to Note and Warrant Purchase Agreement, dated January 30, 2007
10.13 (1)	7% Promissory Note, dated May 14, 2007, in the principal amount of $100,000, issued pursuant to the Note and Warrant Purchase Agreement, dated January 30, 2007, as amended
10.14 (1)	Form of Second Allonge to Promissory Notes, dated as of May 14, 2007
10.15 (1)	Letter from Matthew Markin dated as of May 31, 2007, resigning as a director and officer of WBSI and its direct and indirect subsidiaries
10.16 (1)	Letter from Maria Maribel Jaramillo De La O dated as of May 31, 2007, resigning as a director and officer of WBSI and its direct and indirect subsidiaries
10.17 (1)	Placement Agency Agreement dated April 12, 2007, between WaferGen, Inc. and Rodman & Renshaw, LLC
10.18 (1)	Form of Lockup Agreement
10.19 (1)	Form of Subscription Agreement
10.20 (1)	Form of Registration Rights Agreement
10.21 (1)	Form of Warrants issued to investors in a private placement the initial closing of which was held on May 31, 2007
10.22 (1)	Form of Warrant issued to Placement Agent in connection with a private placement the initial closing of which was held on May 31, 2007
10.23 (1)	Escrow Agreement, dated as of May 31, 2007, among WBSI, Alnoor Shivji and Gottbetter & Partners, LLP, as Escrow Agent
10.24 (1)	Split-Off Agreement, dated as of May 31, 2007, between WBSI, WaferGen, Inc., La Burbuja Leaseco, Inc. and Maria Maribel Jaramillo de La O
10.25 (1)	General Release Agreement, dated as of May 31, 2007, among WBSI, Maria Maribel Jaramillo De La O, La Burbuja Leaseco, Inc. and WaferGen, Inc.
10.26 (1)	Employment Agreement dated May 31, 2007, between WBSI and Alnoor Shivji
10.27 (1)	Employment Agreement dated May 31, 2007, between WBSI and Amjad Huda
10.28 (1)	Employment Agreement dated May 31, 2007, between WBSI and Victor Joseph
99.1 (1)	WaferGen, Inc. financial statements for the fiscal years ended December 31, 2006 and 2005
99.2 (1)	WaferGen, Inc. financial statements for the three months ended March 31, 2007 and 2006 (unaudited) and the period from inception to March 31, 2007
99.3 (1)	Pro forma unaudited consolidated financial statements as of March 31, 2007 and for the three months ended March 31, 2007 and the year ended December 31, 2006

(1) Incorporated herein by reference to the indentically numbered Exhibit to the Company’s current Report on Form 8-K filed on June 5, 2007 that this Amendment No. 1 amends.

(2) Incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form SB-2 filed with the Commission on August 9, 2006.

(3) Incorporated herein by reference to Exhibit 3.1 to the Company’s current Report on Form 8-K filed with the Commission January 31, 2007.

(4) Incorporated herein by reference to Exhibit 3.2 to the Company’s Registration Statement on Form SB-2 filed with the Commission on August 9, 2006.